Exhibit 10.2

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks denote omissions.

SALES PROMOTION AND DISTRIBUTION AGREEMENT

BY AND AMONG

MSD INTERNATIONAL GMBH

MERCK SHARP & DOHME CORP.

and

NABRIVA THERAPEUTICS IRELAND DESIGNATED ACTIVITY COMPANY

DATED AS OF JULY 15, 2020

SALES PROMOTION AND DISTRIBUTION AGREEMENT

This Sales Promotion and Distribution Agreement (this “Agreement”), dated as of July 15, 2020 (the “Effective Date”), is entered into by and among NABRIVA THERAPEUTICS IRELAND DESIGNATED ACTIVITY COMPANY, an Irish designated activity company (“Distributor”), with its registered office at Alexandra House, Office 225/227, The Sweepstakes, Ballsbridge, Dublin 4, D04 C7H2, Ireland, MSD INTERNATIONAL GMBH, a [•] (“MSD”), with offices at [•], and, solely for purposes of Sections 7.1 and 7.2, MERCK SHARP & DOHME CORP., a New Jersey corporation (“Supplier”), with offices at 2000 Galloping Hill Road, Kenilworth, NJ 07033, USA. Distributor, MSD, and Supplier are each referred herein as a “Party” and collectively as the “Parties.”

WITNESSETH:

WHEREAS, MSD is the owner of the intellectual property rights in and to the Products and MSD and one or more of its Affiliates owns the Marketing Authorizations in and to the Products in the Territory;

WHEREAS, Distributor and its Affiliates has the capability to promote, distribute and sell the Products in the Territory (as hereinafter defined);

WHEREAS, MSD desires to appoint Distributor as its sole and exclusive, non-assignable and non-sublicensable distributor and promoter of the Products in the Territory, and Distributor desires to accept such appointment;

WHEREAS, MSD, through its Affiliate Supplier, wishes to supply, and Distributor wishes to purchase, the Products in accordance with the terms of this Agreement; and

WHEREAS, MSD and/or any of its Affiliates shall hold and continue to hold, in the Territory, the Marketing Authorizations and rights to certain Know-How relating to the Products, and nothing contained in this Agreement shall restrict MSD from continuing to do so.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

1.Definitions.

The following terms as used in this Agreement shall have the meanings set forth in this Article 1:

1.1“Activity Targets” shall mean the activity targets for each Product or group of Products as set out in Schedule 1.1.

1.2“Adverse Event” as used herein means any untoward medical occurrence in a patient or clinical investigation subject administered a pharmaceutical or vaccine product, which occurrence does not have to have a causal relationship with this treatment. An adverse event can therefore be any unfavorable and unintended sign (including an abnormal laboratory finding, for example), symptom, or disease temporally associated with the use of a medicinal product, whether or not considered related to the medicinal product.

1.3“Affiliate” means any Person which, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with a Party, for so long as such Person controls, is controlled by or is under common control with a Party, and regardless of whether such Affiliate is or becomes an Affiliate on or after the Effective Date.  For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to a Person means (i) direct or indirect ownership of 50% or more of the voting securities or other voting interest of any Person (including attribution from related parties), or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract, as a general partner, as a manager, or otherwise.

1.4“Agency” shall mean any applicable federal, state, local, national or supranational government regulatory authority responsible for granting any health, import, pricing or other approvals, registrations or permits necessary before the Products may be lawfully imported, promoted and sold in the Territory.

1.5“Agency Requirement” shall have the meaning set forth in Section 2.4.1(b).

1.6“Agreement” shall have the meaning set forth in the introduction paragraph.

1.7“Alleged Infringement” shall have the meaning set forth in Section 13.11.

1.8“Alliance Manager” shall have the meaning set forth in Section 2.9.

1.9“Annual Sales and Marketing Plan” shall have the meaning ascribed to it in Section 5.6.3(a).

1.10“Artwork Costs” shall have the meaning set forth in Section 10.6.1(f).

1.11“Artwork Transition Plan” shall have the mean set forth in Section 10.6.

1.12“Binding Forecast Commencement Date” shall have the meaning set forth in Section 9.1.1.

1.13“Business Combination” shall have the meaning set forth in Section 1.18.2.

1.14“Business Day” shall mean any day other than a Saturday, Sunday or a day when banking institutions in New Jersey are permitted or obligated by Law to close.

1.15“Calendar Quarter” shall mean each period of three consecutive calendar months ending March 31, June 30, September 30, and December 31; provided, however, that (1)

the first Calendar Quarter of this Agreement shall commence on the Effective Date and end on the last day of the Calendar Quarter in which the Effective Date occurs and (2) the last Calendar Quarter of this Agreement shall commence on the commencement of such Calendar Quarter and end on the date of expiration or termination of this Agreement.

1.16“Calendar Year” shall mean each period during the Term commencing on January 1 and ending on December 31 of such calendar year; provided, however, that (1) the first Calendar Year of this Agreement shall commence on the Effective Date and end on December 31 of the same calendar year and (2) the last Calendar Year of this Agreement shall commence on January 1 of the calendar year in which this Agreement terminates or expires and end on the date of expiration or termination of this Agreement.

1.17“cGDP” shall mean all laws, regulations, and industry practices relating to the handling, warehousing, and shipping of Products, including, the current Good Distribution Practices as specified in the most current versions of the United States Code of Federal Regulations (the CFR) or their replacement, and any other applicable laws, guidelines and/or regulations, including MSD’s reasonable requirements made in good faith relating to the warehousing and distribution for the Products (to the extent such MSD requirements are disclosed in writing to Distributor).

1.18“Change of Control” with respect to a Party shall be deemed to have occurred if any of the following occurs after the Effective Date:

1.18.1any Third Party “person” or “group” (as such terms are defined below) (i) is or becomes the “beneficial owner” (as defined below), directly or indirectly, of the then-outstanding shares of common stock of the ultimate parent entity of such Party representing 50% or more of the total then-outstanding common stock (or foreign equivalent thereof) (the “Outstanding Common Stock”), (ii) is or becomes the “beneficial owner”, directly or indirectly, of shares of securities, capital stock or other interests (including partnership interests) of the ultimate parent entity of such Party then-outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of the directors, managers or similar supervisory positions (“Outstanding Voting Stock”) of the ultimate parent entity of such Party representing 50% or more of the total voting power of all Outstanding Voting Stock of the ultimate parent entity of such Party or (iii) has or acquires the power, directly or indirectly, to elect a majority of the members of such Party’s ultimate parent entity’s board of directors (or similar governing body); or

1.18.2such ultimate parent entity of such Party enters into a merger, consolidation or similar transaction with a Person (whether or not such ultimate parent entity of such Party is the surviving entity) (a “Business Combination”), in each case, unless, following such Business Combination, (i) the individuals and entities who were the beneficial owners, respectively, of the Outstanding Common Stock and Outstanding Voting Stock immediately prior to such Business Combination beneficially own, directly or indirectly, 50% or more of, respectively, (a) the then-outstanding shares of common stock (or foreign equivalent thereof) and

(b) the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, of the corporation or other entity resulting from such Business Combination (and the ultimate parent entity thereof) and (ii) 50% or more of the members of the board of directors (or similar governing body) of the corporation or other entity resulting from such Business Combination (and ultimate parent entity thereof) were members of the board of directors (or similar governing body) of such ultimate parent entity of such Party at the time of the execution of the initial agreement, or of the action of the board of directors (or similar governing body) of such ultimate parent entity, providing for such Business Combination; or

1.18.3such Party (and its Affiliates) sells or transfers to any Third Party, directly or indirectly, in one or more related transactions, the properties and assets representing all or substantially all of such Party’s total assets (together with all or substantially all of the properties and assets of its Affiliates).

1.18.4For the purpose of this definition of Change of Control, (x) “person” and “group” have the meanings given such terms under Sections 13(d) and 14(d) of the United States Securities Exchange Act of 1934 and the term “group” includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the aforesaid Act; (y) a “beneficial owner” shall be determined in accordance with Rule 13d-3 under the aforesaid Act; and (iii) the terms “beneficially owned” and “beneficially own” shall have meanings correlative to that of “beneficial owner.”

1.19“Code” shall have the meaning set forth in Section 17.1.1.

1.20“Commercially Reasonable Efforts” shall mean, with respect to the efforts to be expended by a Party with respect to any objective, the reasonable, diligent efforts to accomplish such objective as a reasonable pharmaceutical company engaged in the marketing and sale of biopharmaceuticals in the U.S. would normally use to accomplish a similar objective under similar circumstances

1.21“Competitive Product” shall mean, with respect to a Product, those products and active pharmaceutical ingredients that are competitive with such Product in the Territory as set forth on Schedule 1.21.

1.22“Compliance Documents” shall have the meaning set forth in Schedule 8.1.1.

1.23“Compliance Principles” shall mean the compliance principles Distributor shall meet in handling the Products as set out in Schedule 8.1.1, which shall be updated from time to time by mutual agreement of the Parties in writing.

1.24“Confidential Information” shall mean all information and data relating to a Party (including information regarding the other Party’s and its Affiliates’ business, employees, development plans, programs, documentation, techniques, trade secrets, systems, and know-how) obtained pursuant to, or in connection with, this Agreement.  For clarity, MSD Know-

How shall be the Confidential Information of MSD, subject to the exceptions set forth in the remainder of this definition.  “Confidential Information” does not include any information or data (i) rightfully previously known by a Party hereto, or acquired from a Third Party without a continuing restriction on use; (ii) which is or becomes publicly known without breach of this Agreement; or (iii) which is independently developed without violating any obligations under this Agreement and without reference to the Confidential Information of the other Party.  Any combination of features or disclosures shall not be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of the receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the receiving Party.

1.25“CSO” shall have the meaning set forth in Section 2.5.2(a).

1.26“Deleted Package Unit” shall have the meaning set forth in Section 2.4.1.

1.27“Disagreement” shall have the meaning set forth in Section 10.2.4.

1.28“Distribution Activities” shall mean receiving, storage, order processing, invoicing, selling (other than selling Products to Distributor under the supply provisions of this Agreement), administration of trade discount, delivery to customers/branches, reverse logistics, return/exchange, Recalls, inventory management, quarantine and release, back order management, trade collection and credit management, credit risk absorption, damage goods storage, customer complaints management (other than product quality complaints subject to Section 10.4 and Adverse Events subject to the Quality Agreement), standard reports provision, Tender management, storage of Products awaiting destruction, sample storage and distribution, promotional materials storage and distribution. “Distribute” shall mean to engage and perform Distribution Activities and “Distribution” shall have a correlative meaning.

1.29“Distribution Centers” shall mean the warehouses located in the Territory as designated by Distributor and agreed to by MSD for the storage of the Products in the Territory.

1.30“Distribution Commencement Date” shall have the meaning set forth in Section 2.1.3.

1.31“Distributor” shall have the meaning set forth in the Preamble.

1.32“Distributor Indemnities” shall have the meaning set forth in Section 19.1

1.33“Effective Date” shall have the meaning set forth in the introduction paragraph.

1.34“Exclusions Lists” shall have the meaning set forth in Section 17.3.

1.35“Extension Term” shall have the meaning set forth in Section 3.2.

1.36“FDA” shall mean the U.S. Food and Drug Administration, or any successor Agency.

1.37“Force Majeure Event” shall have the meaning set forth in Section 21.3.

1.38 “GST” shall have the meaning set forth in Section 9.3.2.

1.39“Immediate” or “Immediately” shall mean within 24 hours.

1.40“Initial Rolling Forecast” shall have the meaning set forth in Section 9.1.1.

1.41“Initial Term” shall mean the period from the Effective Date until December 31, 2023

1.42“Know-How” shall mean information and data in any form that MSD determines to be necessary for the import, transportation, promotion, storage, handling, repackaging and redressing of the Products, as disclosed by MSD or its Affiliates to Distributor from time to time, which may be modified by MSD or its Affiliates in their sole discretion.

1.43“Latent Defect” shall mean any Product that at the time of delivery did meet the representations, warranties or covenants set forth in Section 18.2 that is not readily determinable upon a reasonable inspection of the Product (based on physical inspection, identity test and review of the certificate of analysis).

1.44“Laws” shall mean the applicable laws, ordinances, rules, regulations, requirements and lawful orders of any federal, state, local, national or supranational public authority (including any Agency), including child labor laws, whether existing at present or later enacted, bearing on the performance of this Agreement.

1.45“Lead Time” shall have the meaning set forth in Schedule 9.1.4.

1.46“Marketing Authorization” means, with respect to a Product, the Agency approval required by applicable Laws to sell such Product in the Territory.

1.47“MSD” shall have the meaning set forth in the Preamble.

1.48“MSD Indemnities” shall have the meaning set forth in Section 19.2

1.49“MSD Patents” shall have the meaning set forth in Section 13.10.

1.50“NDC” shall have the meaning assigned in Section 2.1.3.

1.51“Net Sales” shall have the meaning set forth in Section 20.3.

1.52“Officials” shall have the meaning set forth in Section 17.1.2.

1.53“Order” shall have the meaning set forth in Section 9.1.4.

1.54“Order Period” shall have the meaning set forth in Section 9.1.1.

1.55“Outstanding Common Stock” shall have the meaning set forth in Section 1.18.1.

1.56“Outstanding Voting Stock” shall have the meaning set forth in Section 1.18.1.

1.57“Party” or “Parties” shall have the meaning set forth in the Preamble.

1.58“Payment” shall have the meaning set forth in Section 17.1.2.

1.59“Person” means any individual, partnership, joint venture, limited liability company, corporation, firm, trust, association, unincorporated organization, governmental authority or agency, or any other entity not specifically listed herein.

1.60“Personal Data” shall mean data, whether true or not, about an individual who can be identified (i) from that data; or (ii) from that data and other information to which the organization has or is likely to have access, which may include personal data relating to Distributor’s or MSD’s respective directors, officers, employees or customers that may be directly or indirectly obtained by each Party in relation to this Agreement.

1.61“Personnel” shall have the meaning set forth in Section 8.1.7.

1.62“Pharmacovigilance Agreement” shall have the meaning set forth in Section 12.7.

1.63“Product” shall mean the human pharmaceutical product in final finished, packaged, and labeled form and ready for administration to humans containing tedizolid phosphate as the active ingredient and marketed and sold by MSD in the Territory prior to the Effective Date under the Trademark SIVEXTRO® for injection, for intravenous use and tablet for oral use under the New Drug Application Numbers 205435 and 205436, including Samples as the context may require.  The Product shall be in the formats and sizes set forth on Schedule 1.63, each with a strength of 200mg.

(a)  HDPE bottles of 30 tablets with child-resistant closure (“Tablet Bottle Product”);

(b)  Unit dose blister packs of 6 tablets (“Tablet Blister Product”);

(c)  Package of ten 200 mg single-dose vials (“Injection Product”); and

(d)  Sample unit dose blister pack of 1 tablet (“Sample Product”).

1.64“Promotion” shall mean those activities undertaken in accordance with applicable Laws as well as MSD requirements and policies communicated by MSD in writing from time to time to Distributor, to implement marketing plans and strategies aimed at encouraging and extending the appropriate use and knowledge of a particular pharmaceutical product.  When used as a verb, “Promote” shall mean to engage in such activities.

1.65“Promotion Commencement Date” shall have the meaning set forth in Section 2.1.2 below.

1.66“Promotional Material” means the final promotional and media materials for the Products in each applicable country or other applicable political subdivision in the Territory which MSD and its Affiliates have approved for use as of the Effective Date to Promote the Products in each such country or other applicable political subdivision in the Territory.

1.67“Quality Agreement” shall have the meaning set forth in Section 10.1.

1.68“Recall” shall have the meaning set forth in Section 5.4.1.

1.69“Records” shall have the meaning set forth in Section 15.1.

1.70“Remaining Shelf Life” at such relevant point in time, shall mean the remaining shelf life of a Product measured against the Shelf Life of such a Product.

1.71“Returned Products” shall have the meaning set forth in Section 10.2.13.

1.72“Rolling Forecast” has the meaning set forth in Section 9.1.1.

1.73“Safety Stock” shall mean the relevant stock of the applicable Product under Distributor ownership at the end of each month.

1.74“Sample” shall mean a unit of a Product that is not intended to be sold and intended to be used to Promote the appropriate use of the Products pursuant to applicable Law in the Territory.  Samples shall only be available for tablets as unit dose blister packs of 1 tablet.

1.75“Sample Reports” shall have the meaning set forth in Section  5.6.5.

1.76“SDN List” shall have the meaning set forth in Section 17.2.3.

1.77 “Shelf Life” shall mean the shelf life of a Product which has been approved in accordance with applicable regulatory requirements.

1.78“SKU” shall mean a stock keeping unit of the relevant Product and “SKUs” shall be construed accordingly.

1.79“Supply Prices” shall have the meaning set forth in Section 7.1.

1.80“Tender(s)” shall mean any tender for the supply of Products that is offered by a government body, national and/or local health authority within the Territory.

1.81“Term” shall mean the entire duration of this Agreement, including the Initial Term and, if applicable, all Extension Terms.

1.82“Territory” shall mean United States of America and its territories, districts, possessions and commonwealths, including but not limited to the Commonwealth of Puerto Rico.

1.83“Territory Promotion Plan” means the plan pursuant to which Distributor will Promote the Products after the Promotion Commencement Date as set forth on Schedule 1.83.

1.84“Third Party” shall mean any person or entity other than Distributor, MSD, Supplier and their respective Affiliates.

1.85“Third Party Claim” shall mean any claim, demand, proceeding, action or cause of action by a Third Party against MSD (or other MSD Indemnitees, as applicable) or Distributor (or other Distributor Indemnitees, as applicable).

1.86“Third Party Damages” means all losses, costs, claims, damages, judgments, liabilities and expenses payable to a Third Party by MSD (or other MSD Indemnitees, as applicable) or Distributor (or other Distributor Indemnitees, as applicable) under a Third Party Claim (including reasonable attorneys’ fees and other reasonable out-of-pocket costs of litigation in connection therewith).

1.87“Timeline Review” shall have the meaning set forth in Section 9.1.3.

1.88“Trademarks” shall mean the trademarks for the applicable Product as set forth on Schedule 1.88.

1.89“Trade Restrictions” shall have the meaning set forth in Section 17.2.1.

1.90“Transition Period” means the period of time between the Promotion Commencement Date and the Distribution Commencement Date as set forth in the Transition Services Agreement.

1.91“Transition Services Agreement” or “TSA” means that certain Transition Services Agreement between Distributor and Supplier which sets forth certain transition services Supplier and its Affiliates will provide to Distributor in connection with the transition of the Products from products Promoted and Distributed by MSD to products Promoted and Distributed by Distributor.

1.92“TSC” or “Territory Steering Committee” shall have the meaning set forth in Section 2.8.

1.93“Unsold Inventory” shall have the meaning set forth in Section 20.11.3.

1.94“VAT” shall have the meaning set forth in Section 9.3.2.

1.95“Wind-Down Period” shall have the meaning set forth in Section 20.11.3.

2.Appointment of Distributor; Governance.

2.1Appointment of Distributor.

2.1.1Subject to the terms and conditions of this Agreement and subject to fulfillment of the conditions set forth in Section 2.1.2 and Section 2.1.3 below, as appropriate, MSD hereby appoints Distributor as MSD’s sole and exclusive, even as to MSD, non-assignable and non-sublicensable except as expressly permitted hereby, distributor of the Products in the Territory and grants Distributor the right to Distribute and Promote the Products in the Territory during the Term of this Agreement, and Distributor hereby accepts such appointment.  Distribution and Promotion of the Products under this Agreement is expressly limited to apply within the Territory and, unless otherwise agreed in writing by MSD, exportation by Distributor and/or its sub-distributors or agents of any Products from the Territory in any way, form or manner is strictly prohibited.  Such right further expressly excludes the right to delegate, subcontract or sublicense its rights under this Agreement to any Third Party without MSD’s prior written consent, except that Distributor may retain the services of a contract sales organization as contemplated by Section 2.5 hereof.  Subject to the terms and conditions of this Agreement, Distributor shall have the sole right and responsibility for the performance of the Distribution Activities, including the sole right and responsibility to fill orders with respect to the Products for the Territory consistent with applicable Laws and the availability of Products.  MSD shall promptly forward to Distributor any sales order(s) for the Products in the Access Territory that are received by MSD.

2.1.2Distributor may commence Promotion, but not Distribution or sale, of the Products upon the date specified by MSD in a written notice.  The date on which Distributor actually commences Promotion of the Products is herein referred to as the “Promotion Commencement Date”.  Distributor agrees to use Commercially Reasonable Efforts to fulfill the conditions set forth below as promptly as practicable, and to promptly report its progress to MSD, with the goal of enabling the Promotion Commencement Date to occur on or about [**].  MSD shall use Commercially Reasonable Efforts to evaluate Distributor’s progress in achieving the conditions set forth in this Section and will not unreasonably delay sending such notice of the Promotion Commencement Date. MSD and Distributor agree that MSD shall not be obligated to send the notice of the Promotion Commencement Date unless and until the following conditions have been satisfied: (i) Distributor  has employed sufficient sales representatives, or has contracted with a CSO in accordance with Section 2.5 to provide sufficient sales representatives, to enable Distributor to deploy within [**] as of the eventual Promotion Commencement Date a minimum of [**] qualified, trained and experienced sales representatives in the Territory ; (ii) ongoing restrictions due to COVID-19 relating to travel and physician office access in the Territory have continued to decrease in a sufficient portion of the Territory so as not to hinder the successful detailing of the Products in MSD’s reasonable judgment; (iii) Distributor continues to meet all of its representations and warranties in this Agreement and is not subject to any investigation, prosecution or other adverse process by any Agency and is not subject to any corporate integrity agreement with the U.S. Department of Justice or Department of Health and Human Services or any comparable agreement with any state Agency; (iv) Distributor has no unresolved, material compliance violations with respect to any Agency, other governmental authority having jurisdiction over Distributor and its operations, including without limitation the U.S. Securities and

Exchange Commission, or Laws; (v) MSD has approved Distributor’s Compliance Documents relating to Promotion in accordance with Schedule 8.1.1; and (vi) the TSA, Pharmacovigilance Agreement and Quality Agreement have been executed by each of the parties thereto.  If Distributor is unable to commence such Promotion within [**] after the Promotion Commencement Date set forth in such notice, it shall propose an alternate Promotion Commencement Date to MSD and thereafter MSD and Distributor shall negotiate in good faith to determine a mutually acceptable alternate Promotion Commencement Date which shall not be later than [**] after the initial Promotion Commencement Date specified in the notice from MSD given under the first sentence of this Section.

2.1.3Distributor may commence Distribution of the Products upon the date specified by MSD in a written notice.  The date on which Distributor actually commences Distribution of the Products is herein referred to as the “Distribution Commencement Date”.  Distributor agrees to use Commercially Reasonable Efforts to fulfill the conditions set forth below as promptly as practicable, and to promptly report its progress to MSD, with the goal of enabling the Distribution Commencement Date to occur on or about January 1, 2021.  MSD shall use Commercially Reasonable Efforts to evaluate Distributor’s progress in achieving the conditions set forth in this Section and will not unreasonably delay sending such notice of the Distribution Commencement Date. MSD and Distributor agree that MSD shall not be obligated to send the notice of the Distribution Commencement Date unless and until the following conditions have been satisfied: (i) Distributor has performed its Promotion obligations herein and under the TSA in a reasonable and timely manner consistent with the Territory Promotion Plan and is not in material breach of this Agreement or the TSA; (ii), Distributor has deployed at least [**] qualified, trained and experienced sales representatives in the Territory with customary face-to-face access to customers of the Product in accordance with the Territory Promotion Plan, which sales representatives shall be either employed by Distributor or engaged through its CSO in accordance with Section 2.5 and in accordance with the Territory Promotion Plan; (iii) Distributor will deploy a minimum of [**] qualified, trained and experienced sales representatives in the Territory in accordance with the timeline set forth in the Territory Promotion Plan, which sales representatives shall be either employed by Distributor or engaged through its CSO in accordance with Section 2.5; (iv) ongoing restrictions due to COVID-19 relating to travel and physician office access in the Territory have continued to decrease in a sufficient portion of the Territory so as not to unforeseeably hinder the successful detailing of the Products in MSD’s reasonable judgment; (v) then-current market conditions in the Territory are likely, in MSD’s reasonable judgment, to permit Distributor to achieve Distributor’s sales forecasts for the Products; (vi) Distributor has a minimum of [**] cash reserves to enable Distributor to sustain reasonable levels of Promotion activities and perform the Distribution Activities or at the request of MSD or Distributor, Distributor demonstrates to MSD’s reasonable satisfaction plans to obtain additional cash reserves through corporate funding activities to enable Distributor to sustain reasonable levels of Promotion activities and perform the Distribution Activities; (vii) Distributor continues to meet all of its representations and warranties in this

Agreement and is not subject to any investigation, prosecution or other adverse process by any Agency and is not subject to any corporate integrity agreement with the U.S. Department of Justice or Department of Health and Human Services or any comparable agreement with any state Agency; (viii) Distributor has no unresolved, material compliance violations with respect to any Agency, other governmental authority having jurisdiction over Distributor and its operations, including without limitation the U.S. Securities and Exchange Commission, or Law; (ix) MSD has approved Distributor’s Compliance Documents relating to Distribution in accordance with Schedule 8.1.1; (x) Distributor has obtained its own National Drug Code (“NDC”) numbers for each of the Product SKUs; and (xi) Distributor purchased sufficient inventory of the Products to commence Distribution as determined and specified by Distributor in good faith based on its sales projections.  If Distributor is unable to commence such Distribution within [**] after the Distribution Commencement Date set forth in such notice, it shall propose an alternate Distribution Commencement Date to MSD and thereafter MSD and Distributor shall negotiate in good faith to determine a mutually acceptable alternate Distribution Commencement Date which shall not be later than [**] after the initial Distribution Commencement Date specified in the notice from MSD given under the first sentence of this Section.

2.1.4For the avoidance of doubt, until satisfaction of the conditions set forth in Section 2.1.2 or Section 2.1.3, as appropriate, Distributor shall not Promote or Distribute any of the Products.

2.1.5Notwithstanding the aforementioned, until the Distribution Commencement Date the exclusivity granted to Distributor shall not prevent MSD or its Affiliates from selling off existing Product inventory as of the Effective Date, nor shall such exclusivity prevent MSD from stocking up MSD’s future distributor with Products three months prior to the expiration or termination of this Agreement, so long as such new distributor shall not sell, distribute or Promote the Product in the Territory before the expiration or termination of this Agreement without the prior written consent of Distributor.  Anything to the contrary herein notwithstanding, Distributor acknowledges that Products sold by MSD and its Affiliates prior to the Distribution Commencement Date will likely remain in possession of wholesalers, pharmacies, hospitals and other Persons which distribute pharmaceutical products, including the Products, in the marketplace and nothing in this Agreement or the TSA shall prevent or restrict (i) the sale, dispensing or other distribution of Products on or after the Distribution Commencement Date purchased by any such Persons, directly or indirectly, from MSD and its Affiliates prior to the Distribution Commencement Date (ii) the payment or provision of rebates, discounts or other price concessions by MSD or its Affiliates on the Products referred to in the preceding clause (i).

2.1.6The foregoing rights shall not include any products of MSD or its Affiliates other than the Product.  No license or right is granted by implication or otherwise from MSD with respect to the Product except as expressly granted herein.  All rights not expressly granted from MSD to Distributor are expressly reserved by MSD.  MSD shall continue to be the owner of all Marketing Authorizations for the Products in the Territory.

2.2Negotiation of TSA.  The Parties shall negotiate in good faith and enter into the TSA within 45 days after the Effective Date.  If the TSA has not been executed within 60 days after the Effective Date other than as a result of MSD’s failure to negotiate the TSA in good faith, MSD shall have the right to terminate this agreement immediately upon written notice to Distributor.

2.3Label Expansion.  MSD shall be entitled, in its sole discretion, but shall not be required to, explore or seek an expansion of the patient population for which the Products are approved, such as by seeking to expand the age range of patients for which the Products are approved as set forth in the relevant label provided, however, that in no event shall MSD be required to conduct clinical trials of any kind in connection with such expansion.  In the event that MSD intends to seek any such label expansion, MSD shall so notify Distributor in writing of such intention.  If such label expansion is approved by the appropriate Agency, MSD shall modify the Promotional Materials accordingly and provide such revised Promotional Materials to Distributor.

2.4Deleted Package Units.

2.4.1MSD and Distributor expressly agree that MSD reserves the right to delete any format, package size or style or SKU of the Product (each, a “Deleted Package Unit”) with Immediate effect by written notice to Distributor in the event of:

(a)[**]; or

(b)[**]

2.4.2Where MSD undertakes the deletion of any Deleted Package Units, all inventory of such Deleted Package Units remaining in Distributor’s possession at the time of deletion shall be disposed of in accordance with the provisions of this Agreement and at MSD’s cost.  MSD shall reimburse Distributor for the Supply Price of such Deleted Package Units if already paid for by Distributor.  Save for such reimbursement, Distributor shall not have any right to claim any other compensation from MSD.

2.5Subcontracting; Use of Contract Sales Organization and Third Party Logistics Company.

2.5.1Except as expressly set forth in this Agreement, Distributor shall not subcontract or otherwise make any provision or arrangement with any Third Party except its Affiliates for the Promotion, sale or Distribution of the Products in the Territory without the prior written consent of MSD.  In the event Distributor is permitted to subcontract with the prior written consent of MSD, Distributor shall cause its permitted subcontractor(s) to comply with the terms of this Agreement mutatis mutandis, including Article 15, and shall, subject to confidentiality agreements to which Distributor is subject as of the date hereof, allow MSD or its

Affiliates access to its records and facilities as contemplated in Article 15.  Notwithstanding any consent given by MSD under this Section 2.5, such consent may be revoked by MSD at any time should MSD provide reasonable supporting document(s) that the business conduct or dealings of any such subcontractor in question is detrimental to MSD’s business interests, in which event, upon [**] prior written notice given to Distributor, Distributor shall cease any dealings with such subcontractor with respect to the Products, and Distributor shall cause any agreement entered into by Distributor with such sub-contractors to acknowledge MSD’s right to withdraw its permission for such subcontractor(s) to distribute the Product and shall permit Distributor to terminate such agreement on such terms in the event of such a revocation.  Further, notwithstanding any consent given by MSD under this Section 2.5, Distributor shall remain liable for all its obligations to MSD under this Agreement, including any obligations that it may have sub-contracted with MSD’s consent, and shall be liable for any breaches, acts or omissions of any such subcontractor.

2.5.2Notwithstanding the foregoing, but subject to all of the conditions and requirements of Section 2.5.1 above,

(a)Distributor may, in lieu of employing sales representatives as otherwise required by Sections 5.3 and 8.1.3, retain the services of Amplity, Inc. or another contract sales organization that is an experienced provider of such services (“CSO”), subject to MSD’s approval of such other CSO, such approval not to be unreasonably withheld.

(b)Distributor may contract with (i) [**];; (ii) any Affiliate of either of the foregoing; or (iii) another similarly experienced provider of the services set forth in this Section 2.5.2(b), in each case (ii) and (iii) subject to MSD’s approval, not to be unreasonably withheld or delayed, for warehousing, inventory management, order processing, fulfillment, shipping and invoicing services with respect to the Products; provided, however, that Distributor shall at all times until sale to the relevant pharmacy, hospital, medical office or other healthcare practice customer, hold title to the Products, be responsible for all Promotion and Distribution Activities hereunder, other than those Distribution Activities subcontracted to such contracted entity, and book the Net Sales of the Products.

2.6No Competitive Products.  Neither Distributor nor any of its Affiliates shall, without the written consent of MSD, during the Term, including any Extension Term thereof, directly or indirectly, Promote, sell and/or Distribute (i) any Competitive Product in the Territory; or (ii) any human pharmaceutical product bearing a trademark or trade name identical with, similar to, or potentially confusing or conflicting with the Trademarks.

2.7MSD Option to [**], Distributor agrees to [**].

2.8Territory Steering Committee.  The Parties hereby establish a Territory steering committee (the “TSC” or “Territory Steering Committee”) to facilitate communications between the Parties and discuss, oversee, review and manage the Promotion, sale and Distribution of Products.

2.8.1Composition of the Territory Steering Committee.  The Territory Steering Committee shall be comprised of [**] employees of MSD or its Affiliates as representatives of MSD and [**] employees of Distributor or its Affiliates as representatives of Distributor.  Each Party may change one or more of its representatives to the TSC from time to time in its sole discretion, effective upon notice to the other Party of such change.  Within [**] after the Effective Date, the Parties shall each appoint its initial [**] representatives to the TSC.  Each Party’s representatives shall have appropriate technical credentials, experience and knowledge for their specific role within the TSC, and ongoing familiarity with the Products and Territory and shall be duly authorized under their respective company’s internal governance procedures to carry out the activities given to them under this Agreement.  Additional representatives or consultants may from time to time, by mutual consent of the Parties, be invited to attend TSC meetings (such as supply chain, medical affairs, regulatory, pharmacovigilance, legal, compliance, business development and sales and marketing as dictated by the respective meeting agenda), subject to such representative’s or consultant’s written agreement to comply with the confidentiality requirements of this Agreement.  Chairperson responsibilities will rotate between MSD and Distributor.  The role of the chairperson shall be to convene and preside in person or telephonically at meetings of the TSC, to prepare and circulate agendas and to ensure the preparation of minutes, but the chairperson shall have no additional powers or rights beyond those held by the other TSC representatives.

2.8.2Specific Responsibilities of the TSC.  In addition to its overall responsibility for monitoring and providing a forum to discuss and coordinate the Parties’ activities under this Agreement, the TSC, subject to the terms of this Agreement, in particular shall:

(a)Review and approve Annual Sales and Marketing Plans and their routine review during the Calendar Year;

(b)Review sales forecasts, major market events and any proposed mitigation plan(s).

(c)Coordinate the following divisions that will take part at the TSC if necessary: (i) Supply Chain Management; (ii) Legal and Compliance; (iii) Finance; (iv) Business Development; (v) Commercial Operations; (vi) Medical Affairs; (vii) Market Access/External Affairs & Policy; (viii) Pharmacovigilance and Regulatory Affairs; and (ix) Alliance Management; (ix) Office of Promotion and Advertising Review; and

(d)Have such other responsibilities as may be agreed to by the Parties in writing.

2.8.3TSC Meetings.  The Parties shall endeavor to have their first meeting of the TSC within [**] after the Effective Date.  Thereafter, the TSC shall meet in accordance with a schedule established by mutual written agreement of the Parties, but no less frequently than [**], unless the Parties mutually agree in writing to a different frequency.  The TSC meetings shall be conducted in person, by telephone or via secure video conference, as determined by the TSC, and in the local language of the Territory; provided that representatives who cannot attend an in-person meeting in person may participate by means of teleconference, videoconference or other similar communications equipment.  Either Party may also call a special meeting of the TSC by providing at least [**] prior written notice to the other Party in the event such requesting Party reasonably believes that a significant matter must be addressed prior to the next scheduled meeting, and such requesting Party shall provide the TSC no later than [**] prior to the special meeting with materials reasonably adequate to enable an informed decision on the relevant matter; provided that for time sensitive matters, a Party may call a special meeting of the TSC and provide relevant materials with less than [**] notice if the Parties agree that an issue warrants an expedited meeting.  No later than [**] prior to any meeting of the TSC (other than a special meeting as described above), the designated chairperson of the TSC shall prepare and circulate an agenda for such meeting to all members of the TSC and any pre-read material/business case submission to be approved by the TSC must be issued [**] prior to the meeting; provided, however, that either Party shall be free to propose additional topics to be included on such agenda, either prior to or, if representatives of each Party are present at a meeting, during the course of such meeting.  Each Party shall bear its own expenses related to the attendance of such meetings by its representatives.  The designated chairperson of the TSC will be responsible for preparing reasonably detailed written minutes of all TSC meetings that reflect, without limitation, material decisions made at such meetings.  The designated TSC chairperson shall send draft meeting minutes to each member of the TSC for review and approval within [**] after each TSC meeting.  Such minutes will be deemed approved unless one or more members of the TSC objects to the accuracy of such minutes within [**] after receipt.  TSC meetings shall be conducted in English.  Minutes of all meetings of the TSC and resolutions adopted in lieu of a meeting, shall be kept by MSD and Distributor in their respective files.

2.8.4TSC Decision-Making.  The TSC shall act by unanimous consent.  The representatives from each Party will have, collectively, one vote on behalf of that Party that shall be cast by a representative attending such meeting.  In the event that the TSC cannot or does not, after good faith efforts, reach agreement on any issue, the Parties shall escalate such issue to the [**] or its successor, in the case of MSD, and to the [**] of Distributor, in the case of Distributor for a decision.  Such executives shall meet in person, by telephone or by video conference to try within [**] after the TSC escalates the issue to try to resolve the issue in good faith.  If such Persons cannot agree on a resolution within [**] after the TSC escalates the issue such issue shall be decided by MSD; provided that, in making such determination, MSD shall not make a determination which undermines the fundamental purposes of this Agreement or would unreasonably and materially impose additional obligations or costs on Distributor.

2.9Alliance Managers.  Promptly after the Effective Date, each Party shall appoint an individual to act as alliance manager for such Party, which individual may be a member representative of such Party on the TSC (each, an “Alliance Manager”).  The Alliance Managers shall be the primary point of contact for the Parties regarding the activities contemplated by this Agreement.  The name and contact information for each Party’s Alliance Manager, as well as any replacement(s) chosen by such Party, in its sole discretion, from time-to-time, shall be promptly provided to the other Party.

3.Term.

3.1Initial Term.  This Agreement shall be effective as of the Effective Date and, unless sooner terminated as provided herein, shall continue in effect for the Initial Term.

3.2Extension Term.  The Term shall be automatically extended for successive additional periods of 36 months each (the “Extension Term”) unless either Party shall provide written notice to the other that such Party elects not to renew the Agreement for the Extension Term at least 12 months prior to the end of the then-current Term, in which event this Agreement shall expire at the end of the then-current Term.

4.Provision of Information. Within [**] after the Effective Date, to the extent such information is in MSD’s possession, MSD shall provide to Distributor the following information:

4.1List of existing customers in the Territory which directly purchase a Product from MSD and its Affiliates as of the Effective Date to the extent MSD and its Affiliates may do so without breaching any applicable confidentiality obligations;

4.2[**]; and

4.3[**] provided, however, that [**].  For avoidance of doubt, [**].

5.Responsibilities of Distributor.

5.1Cost and Expenses.  All costs, expenses and taxes with respect to the Promotion, sale and Distribution of the Products by Distributor, as well as all costs, expenses and taxes required to meet Distributor’s staffing requirements and obligations as set out in this Agreement, shall be the sole responsibility of Distributor.  Each Party shall be liable for any and all taxes on any and all income earned by it under or in connection with this Agreement and the transactions contemplated hereby.

5.2Licenses and Permits.  Distributor warrants that it is in possession of all licenses and permits (excluding the Marketing Authorizations for the Products in the Territory, which shall be the responsibility of MSD pursuant to Article 12 below) required under the applicable Laws to perform its obligations and exploit its rights under this Agreement.  Distributor shall be responsible for maintaining the validity of all such licenses and permits, and shall perform all of its obligations pursuant to this Agreement in the manner authorized by such licenses and permits.  If any of such licenses or permits ceases to be valid during the Term of this Agreement, Distributor shall Immediately inform MSD accordingly.  Upon MSD’s request, Distributor shall provide MSD with evidence of all such licenses and permits.  Each Party represents that it will comply with all Laws of the Territory concerning the storage, handling, Promotion and

Distribution of the Products by such Party and its subcontractors and agents as contemplated by this Agreement.

5.3Employees.

5.3.1Distributor agrees to fulfill its obligations under this Agreement with due care, skill and diligence, and in accordance with applicable and common industry standards currently recognized by Distributor’s profession or industry.  Distributor shall be responsible for the quality, technical accuracy and completeness of all reports, information, and any other items required to be provided by Distributor under this Agreement.

5.3.2Distributor further agrees to employ an adequate number of qualified personnel to be responsible for the professional quality, training, and supervision of all Distributor’s personnel to fulfill its obligations hereunder.  Distributor shall also maintain a well-staffed and technically trained sales force.

5.3.3Distributor will recruit the sales force in accordance to the agreed criteria.

5.3.4The Territory Promotion Plan shall include detailed plans, including a schedule, for the expected strategic build of Distributor’s commercial organization that Distributor anticipates will be necessary to fulfill Distributor’s obligations hereunder.  For clarity, any full time employee specifications contained in the Territory Promotion Plan shall be for indicative purposes and does not constitute a binding commitment by Distributor.

5.3.5MSD does not assume any liability or obligation for the laborers, contractors or employees of Distributor.  All such duties and obligations are exclusively the responsibility of Distributor.  Except if due to the act, omission, negligence or breach of its representations, warranties or obligations by MSD or its Affiliates under this Agreement and to the extent permitted by applicable law, MSD shall not in any circumstances be liable for the death of, or injury to, any person or for any damage to the property of Distributor, its Affiliates or any other persons in the course of Distributor’s performance of its obligations under this Agreement, directly or through its Affiliates or subcontractors.

5.4Product Recall.

5.4.1Distributor shall take all actions reasonably requested by MSD or as directed by government authorities or Agencies or compelled by court order to effect or facilitate the recall of Products in the Territory (“Recall”).  In the event MSD is required or voluntarily decides to Recall any Products, Distributor shall reasonably cooperate with MSD in the carrying out of such Recall.  Provided that the Recall is not due to the negligence or misconduct of Distributor, or a breach of the Agreement by Distributor, MSD shall reimburse Distributor for all reasonable out-of-pocket costs incurred by Distributor in connection with implementing such Recall (e.g., travel, storage, transportation, administrative and handling fees, destruction and publicity costs), as well as Distributor’s Supply Price of all Products recalled, and any other costs or charges agreed by MSD in advance.  If the Recall is due to the negligence or misconduct of Distributor, or a breach of the Agreement by Distributor, Distributor shall be responsible for all reasonable expenses in connection with implementing such Recall (e.g., travel, storage, transportation, administrative and handling fees, destruction and publicity costs).

5.4.2Distributor shall destroy all Products returned to Distributor as a result of a Recall.  Distributor shall (i) arrange for the destruction of the Products in compliance with the applicable Laws in the Territory and such destruction shall be carried out at a facility or facilities licensed by the applicable Agency in the Territory, (ii) permit MSD or its representative to be present at such destruction and (iii) provide MSD a certificate certifying the legal destruction of such Products; the certificate shall be supported by a detailed listing of the Products and quantities destroyed.  The costs of such destruction shall be borne by MSD unless such recall is a result of Distributor’s negligence, intentional misconduct or a breach of this Agreement.

5.5Key Performance Metrics.  On an agreed upon timeframe but no sooner than [**], Distributor shall be responsible for providing key performance metrics to MSD including but not limited to provision of regulatory documents from Distributor to MSD.

5.6Reports and Meetings.

5.6.1Distributor shall prepare and submit to MSD monthly and calendar quarterly sales reports for each Product SKU within [**] after the end of each such month and Calendar Quarter to allow MSD to determine [**] its government reporting and payment obligations under Section 8.2.3.  Sales reports should include [**].

5.6.2In addition to the foregoing, in order for MSD and its Affiliates to fulfill their government price reporting obligations under Section 8.2.3, Distributor shall prepare and submit to MSD quarterly sales and discounts transactional detail in a format to be agreed by the Parties for each Product SKU within [**] after the end of each Calendar Quarter.  These reports shall include all data as MSD shall reasonably request to enable it to fulfill its obligations referred to in Section 8.2.3, including the calculation of Non-Federal Average Manufacturer Prices and Federal Ceiling Prices as required by the Veteran’s Healthcare Act of 1992 and other applicable statutes and regulations.

5.6.3For the Territory, Distributor shall provide the following reports and plans:

(a)Distributor shall submit to MSD an annual sales and marketing plan for each forthcoming Calendar Year by [**] or any other date agreed by the Territory Steering Committee (“Annual Sales and Marketing Plans”).  The template shall be mutually agreed by the Parties.  The Annual Sales and Marketing Plans should at the least include:

(i)	the [**] sales forecast by SKU;
(ii)	marketing plans;
(iii)	target physician type and channel type coverage;
(iv)	other opportunities (including market access and public sector); and
(v)	sales force incentive plan;
(vi)	any changes in distribution and logistics (and potentially reportable to FDA) unless the change is:
a.	Change of approved monitor alarm settings/parameters limited to measurement interval, detail and total recording time;
b.	Additional or replacement of an existing temperature monitoring device with no other changes to the specified conditions, performance or functionality; or
c.	Change in conditioning of qualified TPS components with no other changes affecting material quality, performance or functionality.

(b)Distributor shall report to MSD at the end of each Calendar Quarter performance of its obligations under this Agreement against the Compliance Principles.

5.6.4For the Territory, Distributor shall:

(a)conduct at least [**] operational meetings for each Calendar Year during the Term (the frequency of meetings may be reduced by mutual agreement of the Parties and such meetings shall be attended by the relevant representatives of MSD), during which both Parties shall provide an update on the following (as applicable) which may be part of the TSC meetings:

(i)	[**];
(ii)	[**];
(iii)	[**];
(iv)	[**];
(v)	[**];
(vi)	[**];

(vii)	[**]; and
(viii)	[**].

5.6.5Distributor shall prepare and submit to MSD routine sample distribution and loss reports in accordance with the requirements of the FDA and certain state authorities, where applicable (“Sample Reports”).  The Sample Reports shall be prepared and submitted to MSD no later than [**] after such report is submitted to the relevant Agency.

5.6.6Distributor shall prepare and submit to the appropriate federal and state authorities all reports required by Laws, and otherwise comply with all Laws, applicable to the Distribution of the Products and Distributor’s role as a distributor of the Products, including reports relating to significant losses.

6.Direct Sales.

6.1No Promotion by MSD.  With the exception of MSD maintaining the Product website prior to the Distribution Commencement Date, MSD shall not Promote the Products in the Territory at any point during the Term after the Promotion Commencement Date.  MSD and its Affiliates shall refer to Distributor any direct orders or inquiries received by MSD or its Affiliates from prospective purchasers of the Products in the Territory after the date on which Distributor actually begins Distributing the Products.  Distributor shall use all reasonable efforts to fill any such order referred to it.  Distributor shall advise MSD promptly in writing if, for any reason, it is not able to fill any such order, so that MSD or its Affiliates may fill such order directly if they so choose, although MSD and its Affiliates shall not be obligated to do so.

6.2Humanitarian Sales.

6.2.1Notwithstanding any provision to the contrary in this Agreement, MSD reserves the right, but has no obligation, to sell, directly or through its Affiliates, the Products solely for humanitarian purposes to any of the following entities: (i) any international welfare organization; (ii) any organization or agency of the United States government; and (iii) any governmental agency of any state, district, commonwealth or other political subdivision in the Territory (provided that the foregoing shall not include the right for MSD to supply any Tenders for Products in the Territory).

6.2.2Unless otherwise agreed in writing, Distributor shall not be entitled to any compensation for sales made by MSD under Section 6.2.1.

7.Supply Price.

7.1Supply Prices.  MSD agrees to cause Supplier, an Affiliate of MSD, to sell, and Distributor agrees to purchase from Supplier, the Products, at such prices (in the relevant currencies) as set forth on Schedule 7.1 (“Supply Prices”), which Supply Price is inclusive MSD’s margin.

7.2Supply Price of Samples.  If so requested by Distributor, and subject to the availability of sufficient quantities of Products to produce and package such Samples, MSD will cause Supplier, an Affiliate of MSD, to sell to Distributor, and Distributor will purchase from Supplier, Samples.  Supply Prices of Samples shall be [**] listed on Schedule 7.1.  The sale and supply of any Samples shall be subject to the availability of the relevant Samples in the Territory, the agreed list of SKUs of such Samples and all applicable Laws.

7.3Distributor Pricing Decisions.  Subject to the applicable Laws, with respect to all Products labeled with Distributor’s NDC numbers, (i) the final selling prices of Products charged by Distributor to its customers shall be determined by Distributor at its sole discretion, [**], (ii) Distributor shall be solely responsible for sales contracting, including payer contracts and rebates, and (iii) Distributor shall solely manage all market access activities which include bidding, hospital listing and reimbursement in the Territory.

8.Product and Promotion.

8.1Promotion.

8.1.1Distributor shall, at its own expense, Promote (after the Promotion Commencement Date), Distribute (after the Distribution Commencement Date) and use Commercially Reasonable Efforts to maximize the sales of the Products throughout the Territory by meeting the Compliance Principles in Schedule 8.1.1 and complying with the terms of this Agreement.

8.1.2Upon reliance on Distributor’s experience and expertise in marketing, Distributing and Promoting human pharmaceutical products, in accordance with Section 2.1 MSD has appointed Distributor to Promote and Distribute the Products in the Territory in accordance with the terms of this Agreement.

8.1.3During the Term of this Agreement, Distributor shall at its own expense procure the relevant personnel to conduct in the manner set forth in this Agreement, such Promotion activities as are necessary and adequate, for properly raising the level of awareness and knowledge of the Products in the Territory, with a view to achieving those Promotion objectives set out in the Annual Sales and Marketing Plans.  Promotion is solely restricted to the Products and activities as set forth herein, and such Promotion does not include authorization for promoting any other product of MSD or any Product outside the said permitted scope.

8.1.4Distributor shall conduct the Promotion according to the terms of this Agreement and, between the Promotion Commencement Date and the Distribution Commencement Date, the Territory Promotion Plan and, on and after the Distribution Commencement Date, the Annual Sales and Marketing Plans of the relevant Calendar Year.  The manner and method by which Distributor shall use in the objectives as set out in the Annual Sales and Marketing Plan shall be left to its own discretion and responsibility, free from the control of MSD, but shall at all times be compliant with the terms of this Agreement, the Compliance Principles and applicable Laws.

8.1.5Prior to the Distribution Commencement Date MSD or its Affiliate shall [**].  Upon or promptly after the Distribution Commencement Date, if so requested by Distributor, MSD or its Affiliates shall grant Distributor a license to use the URL “sivextrocoupon.com” in connection with Distributor’s own coupon program; provided, however, that MSD and its Affiliates will not be required to provide Distributor with or permit Distributor to use the content, wire frames or other content of “sivextrocoupon.com” as that website existed when operated by MSD and its Affiliates.  The license granted herein shall expire at the end of the Term and Distributor shall take any and all actions reasonably requested by MSD at the end of the Term to transfer “sivextrocoupon.com” back to MSD and its Affiliates.  Notwithstanding any other provision in this Agreement to the contrary, MSD or its Affiliate shall be permitted, directly or through a Third Party vendor, to continue to redeem coupons for the Product presented by consumers on or prior to the expiration date printed on the coupon.  Distributor may, but shall not be required to, establish and manage at its own cost a coupon program for the Products provided: (a) such coupon program is applicable only to Products labelled with Distributor’s NDC numbers; and (b) Distributor, represents, warrants, and covenants, that it shall comply with all Laws in structuring, administering, implementing and Promoting any coupon program for Products.  MSD may assist in know-how of its current coupon practices including introducing Distributor to a Third Party vendor.

8.1.6Until the Distribution Commencement Date MSD or one or more of its Affiliates may, if it shall choose to do so, continue to [**].

8.1.7MSD and Distributor agree that all personnel that carry out the Promotion (the “Personnel”) shall solely and legally be Distributor’s, or Distributor’s duly approved sub-contractors’, employees, consultants or professional advisers who shall, in addition to performing satisfactorily all their respective duties in relation to the Promotion, be subject to all of Distributor’s work rules and regulations that are in force from time to time.

8.1.8Distributor represents, warrants and covenants that the Personnel shall faithfully and diligently perform those duties which are necessary for the proper performance of the Promotion in accordance with the terms of this Agreement and shall in doing so, strictly follow all applicable Laws and legal and ethical requirements in the Territory and of MSD (such requirements of MSD to be provided in writing).  Distributor shall provide MSD on a [**] basis or at other mutually agreed intervals, a report in a format agreed by the Parties, detailing the Personnel’s duties and performance in relation to the Promotion.

8.1.9Distributor undertakes to provide adequate training to the Personnel so that the latter shall acquire and keep up-to-date a working knowledge of the basic documentation and technical information concerning the Products as provided by MSD.  Distributor warrants that the Personnel shall limit their claims of efficacy and safety of the Products in a manner which is consistent with MSD’s literature or Promotional Materials relating to the Products or from other materials approved by MSD, to which Distributor shall neither add nor delete claims unless approved by MSD in writing.

8.1.10MSD shall provide Distributor with the relevant Promotional Materials for the Products.  MSD shall have the right to revise the relevant Promotional Materials [**] at its sole discretion.  Distributor will cooperate fully with MSD to implement any Product safety or other label updates to Promotional Materials on a timely basis in accordance with then applicable Laws.  Distributor shall not modify or create any Promotional material for the Products without MSD’s prior written consent, which consent shall be at MSD’s sole discretion, and if so permitted by MSD any and all such modifications or creations shall always be subject to MSD’s prior review and written approval.  [**].  MSD agrees that it shall not unreasonably withhold a review of the modified Promotion materials prior to their use provided that such Promotional Materials are approved in accordance with MSD’s and its Affiliates’ standard policies and practices for reviewing and approving promotional materials for their human pharmaceutical products.  Distributor (and its Affiliates) shall be entitled to include its corporate name and logo and related contact information on any Promotional Materials to the extent permissible by applicable Laws, subject to MSD’s review and approval of the revised materials. For the avoidance of doubt, MSD will retain exclusive authority and responsibility for the filing of Promotional Materials with the FDA on Form 2253 (or such other form as required by FDA) or as otherwise required by applicable Laws.

8.1.11In order to comply with the Physician Payments Transparency Requirements enacted as section 6002 of the Patient Protection and Affordable Care Act of 2010 (codified at 42 U.S.C. 1320a-7h) and the regulations of the Centers for Medicare and Medicaid Services promulgated thereunder, and any similar state sunshine Laws and requirements, Distributor shall prepare and submit any and all required reports to relevant Agencies regarding payments or other transfers of value that Distributor provides to U.S. physicians, teaching hospitals, and other covered recipients (as defined under applicable transparency requirements), in accordance with its policies and procedures for making such submissions.

8.2NDC Numbers; Government Price Reporting; Processing and Payment of Commercial and Government Discounts or Other Contractual Obligations.

8.2.1Distributor shall, at its own expense, promptly after Effective Date file for and obtain its own NDC for the Products, and each SKU thereof.

8.2.2For Products sold with Distributor’s NDC numbers, Distributor shall be responsible for preparing and submitting any and all governmental price reports to each relevant Agency in accordance with Distributor’s reporting methodologies, which shall comply in all material respects with applicable Laws.

The Parties agree that, upon request by Distributor, MSD shall provide Distributor with the base date average manufacturer price, as defined in 42 CFR §447.504, and market entry data currently reported to the Centers for Medicare & Medicaid Services for the applicable Product.  Nothing herein shall obligate MSD to provide its underlying sales or pricing data or its methodologies used to calculate such base date average manufacturing price, as defined in 42 CFR §447.504, unless such information is required to respond to an inquiry, request or audit of any Agency in the Territory.  Distributor shall be responsible for the processing and payment of all commercial and governmental discounts, fees or other contractual obligations for Products sold with Distributor’s NDC numbers.

8.2.3For Products sold with MSD’s NDC numbers, MSD shall be responsible for preparing and submitting any and all governmental price reports to each relevant Agency and for the payment of all fees, Medicaid Drug Rebates, other similar amounts to each such Agency for Products sold with its NDC numbers.  Distributor shall provide the monthly sales reports and information required by Section 5.6.1 and such provide such other information reasonably requested by MSD sufficiently in advance of MSD being required to file any and all such reports with each Agency.

8.3Use of Commercially Reasonable Efforts.  Distributor must use Commercially Reasonable Efforts to Promote and Distribute the Products in accordance with the terms of this Agreement.

8.4Distribution of Samples.  If Distributor desires to distribute Samples, Distributor shall prepare and submit to MSD for its review and approval a sampling policy complying with applicable Laws.  Such approval must be obtained prior to Distributor taking delivery of any Samples.  Distributor shall, and shall cause each approved subcontractor, including any contract sales organization, and its personnel to, Distribute any and all Samples in accordance with applicable Law and Distributor’s sampling policy.  In no event shall Distributor offer for sale or sell Samples or permit any approved subcontractor to do so.  Distributor shall be solely responsible for, and shall prepare and file in a timely manner, any and all reports regarding samples required by any Law.

9.Purchase and Delivery.

9.1Purchase Plan and Ordering.

9.1.1Within [**] from Effective Date, Distributor shall submit to MSD as its best estimates of its forecast purchase requirements of the Products and Samples for the first [**] months (“Initial Rolling Forecast”), together with projected delivery dates relative to the Distribution Commencement Date.  For avoidance of doubt, such Initial Forecast shall set forth the delivery dates expressed as the date of the number of months following the expected Distribution Commencement Date (e.g., “the [**] of the [**] month after the Distribution Commencement Date”).  The Initial Rolling Forecast will not be binding and may be revised up to the date which is [**] months before the anticipated Distribution

Commencement Date (the “Binding Forecast Commencement Date”) at which time the Initial Rolling Forecast will become Rolling Forecast a portion of which is binding as set forth in Section 9.1.2; provided, however, that the Initial Rolling Forecast in effect on the Binding Forecast Commencement Date may not be for less than [**]% nor more than [**]% of the amount of any [**] than the Initial Rolling Forecast in effect on the day preceding the Binding Forecast Commencement Date.

9.1.2Beginning on the Binding Forecast Commencement Date, not later than the [**] of each calendar month Distributor shall submit to MSD its best estimates of its forecast purchase requirements and delivery dates of the Products and Samples for the following [**] calendar months beginning with the calendar month (hereinafter referred to as month “M”) in which the forecast is issued (each, a “Rolling Forecast”), broken down into requirements for each calendar month.  The Rolling Forecasts given by Distributor for month M and the subsequent [**] calendar months (“Order Period”) shall be a firm commitment and binding and Distributor may not vary the Rolling Forecast for such Order Period.  For the immediate [**] succeeding months in a Rolling Forecast following the Order Period, Distributor may vary such Rolling Forecast by a variance of up to [**]% from the Rolling Forecast for such months submitted in the preceding month, and (iii) month [**] through month [**] of each Rolling Forecast shall be non-binding and subject to change by Distributor; provided, however, that until [**] months after the Distribution Commencement Date the Order Period for the binding Rolling Forecasts shall be month M and the subsequent [**] calendar months.  Nevertheless, such non-binding forecasts shall represent Distributor’s good faith best estimates of the quantity of Products that it will require during the applicable period.

9.1.3The TSC may from time to time review the timelines for the submission of the forecast purchase requirements (“Timeline Review”) for efficient supply chain planning.  All new timelines resulting from the Timeline Review shall be agreed by both Parties in writing and Distributor shall adhere to the new timelines upon agreement.

9.1.4Distributor shall submit to MSD a purchase order (“Order”) for each delivery of a Product ordered hereunder, which Order shall state the delivery date requested by Distributor for such Product.  Such Order shall be submitted no later than the [**] of the calendar month in which such Order is placed and which is at least [**] prior to the requested delivery date.  By way of example, (i) an Order for delivery of Products on [**] must be submitted no later than the [**] of the preceding [**] as the [**] of [**] is less than [**] before the requested delivery date and (ii) an Order for delivery of Products on [**] must be submitted no later than the [**] of the preceding [**] as such date is more than [**] before the requested delivery date.  Each Order shall be consistent with the applicable Rolling Forecast for such month in the relevant Order Period and shall be for at least the minimum order quantity for each Product so ordered set forth on Schedule 9.1.4.  While Orders may exceed the minimum order quantity for such Product, all Orders must be for a whole number of [**].    Unless MSD notifies Distributor of its

rejection within [**] after its receipt of the Order, the Order shall be considered as accepted by MSD.

9.1.5Subject to MSD’s acceptance of any Order in accordance with Section 9.1.4, MSD shall deliver the Products and Samples to Distributor on the desired date of delivery with an accepted variance of plus or minus [**], unless MSD is prevented by causes beyond MSD’s reasonable control in accordance with Section 21.2.2.  Any delivery shall be subject to a permitted [**] percent variance between the quantities of the Products ordered in the Order and the Products delivered.

9.1.6Once an Order has been accepted by MSD, the Order cannot be cancelled or delivery of the Products under the Order deferred by Distributor unless:

(a)MSD provides its prior written consent; or

(b)Distributor agrees to fully indemnify MSD against any loss, damage, cost or liability suffered by it as a result of cancellation of any Order or deferral of delivery of Products up to the maximum aggregate Supply Price of all cancelled Products covered by the cancelled Order.

9.1.7In the event that any of the Products or Samples available to MSD shall be in short supply and MSD is unable to deliver Product or Samples to meet an Order placed by Distributor, MSD shall allocate to Distributor a pro-rated share of the quantity of Products then available to the manufacturer of Products in proportion to the purchases of Products made by Distributor in the previous [**] and shall allocate Samples in a comparable manner.

9.1.8Unless otherwise agreed in writing by the Parties, Distributor shall at all times during the Term maintain a minimum of [**] Safety Stock of each presentation of Product based on an average of [**] forward looking forecast volumes.  For the sake of clarity, in the event where there is an unexpected market demand for the Products in the Territory, it is acknowledged and accepted by MSD that Distributor may need to deplete stock below the minimum stockholdings set out in this Section.  Distributor shall document the same in the monthly inventory report.  In the event that MSD reasonably instructs Distributor to maintain more than [**] Safety Stock of any or all Products in the Territory which are subject to source change or network activities in MSD (as determined by MSD), then Distributor shall comply with all such reasonable directions issued by MSD.  The payment terms for holding such additional stock beyond [**] shall be agreed mutually between the Parties.

9.2Delivery.

9.2.1Subject to Section 9.1.5, MSD (or its Affiliate) shall deliver or arrange for the delivery of the Products [**] (Incoterms 2020).  Distributor agrees to, or to cause its Affiliate or its or their designated logistics provider to, pick-up and remove from MSD’s (or its Affiliate’s) premises each delivery of Products within [**] after MSD (or its Affiliate) notifies Distributor such Products are available for delivery.

9.2.2Title to and risk of loss to the Products shall pass from MSD (or its Affiliate) to Distributor upon delivery, except that if Distributor fails to pick-up and remove the Product from MSD’s (or its Affiliate’s) premises within the time permitted under Section 9.2.1 the risk of loss to the Products not collected by Distributor or its Affiliates or representatives shall pass to Distributor at the end of such period.  After the delivery, all risks related to inventory and account receivables shall be borne by Distributor.

9.2.3Upon transfer of title to the Products from MSD (or its Affiliate) to Distributor, the sale and purchase of the said Products shall be concluded as between MSD and Distributor, and Distributor shall thereafter be handling and selling the Products in its own name and on its own behalf.

9.2.4Unless otherwise agreed in writing by the Parties, MSD shall deliver the Products to Distributor with a minimum of [**] Remaining Shelf Life at time of the delivery.  Where the Remaining Shelf Life cannot be met, MSD shall consult with Distributor as soon as practicable, before the delivery, and Distributor shall have the discretion as to whether it will accept any such delivery.

9.3Invoicing and Payment.

9.3.1MSD or its Affiliate shall issue an invoice for each accepted Order prior to delivery and Distributor shall make payment for such invoice [**].  MSD or its Affiliate shall use Commercially Reasonable Efforts to deliver Product within [**], but in no event later than [**], after its receipt of good funds for such payment.  [**].

9.3.2Any amounts payable under this Agreement are exclusive of applicable sales, use, goods and services tax (“GST”), value added tax (“VAT”), excise, and other taxes, duties or charges of a similar nature imposed by any federal, state, provincial or local government or other taxing authority.  If any sales, use, GST, VAT, excise, and other taxes, duties or charges of a similar nature are applicable, these will be added at the applicable rate in force at the due time for payment or such other time as is stipulated under the relevant legislation and will be explicitly indicated on the invoices.

9.3.3Without prejudice to MSD’s other rights in this Agreement, if Distributor fails to make payment for any invoice or other sum owing (whether to MSD or MSD’s Affiliate) on the relevant due date, MSD may:

(a)suspend performance of its obligations under this Agreement until such time as all payments due by Distributor are paid in full;

(b)terminate this Agreement upon [**] prior written notice, without judicial resolution, provided, however, that if Distributor shall cure this defect and make payment to MSD such [**] notice period, this Agreement shall continue in full force and effect.

(c)charge daily interest on the amount outstanding, calculated from the due date of payment to the date of actual payment at an interest rate of [**] percent per annum (or such other maximum interest rate applicable by Law, whichever is higher).

10.Quality.

10.1Quality Agreement.  No later than [**] after the Effective Date, but in any event prior to the Promotion Commencement Date, the Parties shall enter into a quality agreement (“Quality Agreement”) with respect to the Products.  The Quality Agreement shall set forth, among other things, certain tasks to be performed by each Party with respect to the manufacture, transportation, sampling, testing, retaining of samples, release, and stability testing of Product, as well as tasks related to regulatory reporting, Adverse Event reporting, complaint handling, investigations, and recalls.  In the event of any discrepancy or inconsistency between the tasks listed in the Quality Agreement and the terms of this Agreement, the terms of Quality Agreement will govern with respect to quality matters and other similar matters, and the terms of this Agreement shall govern with respect to all other matters; provided, that the Quality Agreement may not be interpreted or construed by either Party as amending or modifying in any way any terms of this Agreement except those terms specifically governed by the Quality Agreement.  The Quality Agreement may be modified or amended by the Parties, in writing; provided, that such modification or amendment shall not be deemed to modify or amend the terms of this Agreement.

10.2Receipt, Storage and Distribution.

10.2.1Promptly after each delivery, Distributor shall receive, unload, and store the Products at its own costs at the point of delivery in accordance with the requirements specified herein.  Distributor shall be solely liable for any loss or damage to any Products howsoever caused subsequent to the delivery, including any damage caused during subsequent delivery of the same from the warehouses and/or Distribution Center of Distributor to any Party, including its customers, save for any defects due to the manufacture of the Products or the delivery or if the Products do not comply with the relevant specifications or the terms agreed to between MSD and Distributor.

10.2.2Distributor will perform inbound visual inspection of the Products upon each delivery for damages, tampering and signs of contamination.  If there are any damages, tampering or signs of contamination apparent from Distributor’s visual inspection, Distributor will Immediately place the Product on hold, and will inform MSD as soon as possible and anyway within ten Business Days after the applicable delivery.  The Product will be maintained on hold pending a written disposition statement from MSD.

10.2.3If there is a defect and/or shortage in the Products, Distributor shall send a written defect and/or shortage report to MSD within [**] from the relevant delivery providing all relevant details of such defect and/or shortage.  Upon satisfactory review of the written report, MSD shall provide a response to such written report within [**] after receipt and shall replace the Products or issue a credit note in favor of Distributor for the Supply Price of such Product affected by said defect and/or shortage.  Reasonable costs or expenses incurred by Distributor in the replacement or return of MSD’s Products shall be borne by MSD.

10.2.4Distributor shall conduct a visual inspection of the Products for any such defect or non-compliance, provided that: (i) where any Products delivered are contained or enclosed in any packing, Distributor shall not be required to break open, unpack or unwrap such packing and may proceed to store such packing at Distributor’s Distribution Center in the same condition it is received without being obliged to take any steps whatsoever to verify whether the contents of such packing correspond with any information or specifications stated on the packing or ascertain the condition of the contents thereof; and (ii) without prejudice to the generality of the aforementioned, where any packaging of Products delivered purports to contain more than one unit of Products, Distributor shall not, prior to storing such packaging of Products, be obliged to verify whether the number of Products tallies with the number actually therein.  Notwithstanding the foregoing, in case of any Latent Defect which Distributor discovers, Distributor shall inform MSD of such Latent Defect in writing within [**] from its discovery of such Latent Defect.  Where MSD agrees that such Product contains a Latent Defect, MSD shall replace the Products affected by such Latent Defect within a reasonable time period as mutually agreed to between the Parties or issue a credit note in favor of Distributor for the Supply Price of such Product affected by said Latent Defect.  Reasonable costs or expenses incurred by Distributor in the replacement or return of Products with Latent Defects shall be borne by MSD.  Where the Parties disagree on whether the Product contains a Latent Defect (“Disagreement”), the Parties shall escalate the matter to the [**].  If the [**] is unable to resolve the Disagreement, a mutually agreed independent Third Party expert shall preside over the Disagreement and its decision shall be final and binding.  The fees of such expert shall be borne by the losing Party.  Distributor shall have been deemed to have inspected and accepted the relevant Products if it does not notify MSD within the requisite timeframes as stated in this Article.

10.2.5Distributor will check all inbound temperature monitored shipments for temperature alarms (where applicable) and in the case of a temperature alarm indication, will Immediately place the Product on hold, and inform MSD supply site or customer interface of the details of the temperature excursion within [**] after the applicable temperature alarm incursion.  The Product will be maintained on hold pending a written disposition statement from MSD.  In the event that MSD instructs Distributor to reject such Products, [**].  For avoidance of doubt, the [**].

10.2.6Distributor shall maintain adequate warehouse space in the warehouses and/or Distribution Center for storage of the Products and, if made available, Samples.  Each lot of a Product shall be clearly identified to distinguish it from other lots of the same Product, even though they are physically stored in the same space.

10.2.7Distributor shall store the following non-saleable Products in different locations apart from the saleable Products and Samples: (i) damaged Products; (ii) Deleted Package Units; (iii) Returned Products; (iv) expired Products; and (v) Recalled Products.

10.2.8Distributor agrees that the Product inventory shall be managed on the basis that Product items with the earliest expiry dates will be sold first (First Expiry First Out).

10.2.9Subject to Section 10.2.10, Distributor shall ensure that only its employees authorized to handle MSD’s Products or its authorized sub-distributors will have access to the Products.

10.2.10Distributor shall allow authorized representatives of MSD (or its Affiliates) access to the Distribution Centers, including any Distribution Centers owned or operated by Third Parties, for the purposes of quality inspection and monitoring compliance with this Agreement, pertaining to Products only, and upon prior reasonable notice and during working hours.  In the event that such inspection reveals any non-compliance by Distributor with cGDP, applicable Laws or other requirements of this Agreement, Distributor will have [**] from receipt of written notice in which to remedy the shortcoming.  Distributor shall not deliver, ship or remove from storage any Product that for any reason, fails to comply with the terms of this Agreement and/or quality principles contained in this Agreement.

10.2.11Unless otherwise agreed by MSD in writing, all Products delivered to the warehouses and/or Distribution Center shall be stored, handled and delivered in accordance with the following requirements;

(a)[**].

(b)[**].

(c)Distributor shall maintain an accurate and complete inventory record of the amount of Products handled, inter alia, lot numbers.

(d)Distributor shall maintain in the warehouses and Distribution Center a 24 hour fire alarm, power loss alarm, and security system(s) that are in line with industrial standards in the Territory, and shall maintain the warehouses and Distribution Center and the storage area in good repair.

(e)Distributor shall ensure that all Products will be transported and delivered to its customers as per the labelled storage conditions.

10.2.12Distributor shall notify MSD of Distributor’s failure to store and handle the Products in accordance with this Agreement within [**] after Distributor becomes aware of such failure.  Distributor shall promptly, within a reasonable timeframe, investigate such failure and provide Distributor a report summarizing the results of its investigation.  All such Products shall be quarantined from distribution until the investigation has been concluded.  MSD will provide direction or product information for Distributor to assess impact to product within [**] of receipt of Distributor’s report.  Distributor must ensure that product negatively impacted is rejected and properly disposed.

10.2.13Distributor shall be obligated to accept, and store in an area designated as the returned products area, any Products returned by its customers, including Products returned after the expiration or termination of this Agreement, or Products that have left the direct control and handling of Distributor or its trained and duly authorized representatives (collectively “Returned Products”).

10.2.14Unless otherwise expressly authorized by MSD in writing, Distributor shall destroy or cause to be destroyed, all Returned Products, all Products the Shelf Life of which has expired, all damaged or defective Products and all Deleted Package Units.  Distributor shall (i) arrange for the destruction of the Products in compliance with the applicable Laws in the Territory and such destruction shall be carried out at a facility or facilities licensed by the applicable Agency in the Territory, (ii) permit MSD or its representative to be present at such destruction and (iii) provide MSD a certificate certifying the legal destruction of such Products; the certificate shall be supported by a detailed listing of the Products and quantities destroyed.  Product destruction costs relating to defective Product for which MSD is liable under Section 11.2, shall be borne by MSD.

10.2.15Distributor agrees to notify MSD promptly of any proposed or unannounced visit or any inspection of the warehouses and Distribution Center by representatives of any Agency, so far as such inspection relates to the Products, and if reasonably practicable will permit one or more qualified representatives of MSD to be present during such visit or inspection.  If a representative of MSD is not present during such a visit or inspection, Distributor shall promptly provide MSD a summary report in English of the results of such inspection so far as such inspection related to the Products.  Distributor shall furnish MSD with summaries of all reports, documents or correspondence in English with respect to any requests or inspections of the warehouses and Distribution Center by an Agency, followed by photocopies of such reports, documents or correspondence.  Distributor shall be entitled to redact any part of the reports, documents or correspondence the disclosure of which would put Distributor in breach of its confidentiality obligations to its other clients or principals.  Distributor is also responsible for taking necessary corrective action to correct any identified deficiencies.

10.2.16Distributor shall as soon as reasonably practicable, but in any event no later than [**], notify MSD of any complaints regarding any Products stored and handled under this Agreement and shall support any investigation efforts.  Distributor shall quarantine the Products that are under investigation or as otherwise reasonably instructed by MSD in writing.  In the event that the investigation is required due to the fault of a Party to this Agreement, the costs of the investigation shall be borne by the at-fault Party.  For example, if it occurred due to an error in Distribution which is the responsibility of Distributor, the cost of such error shall be borne by Distributor.

10.2.17Distributor shall comply with the requirements of cGDP that are applicable to its handling, storage and transportation of the Products.

10.2.18Distributor will ensure Products are handled, stored and transported in accordance with the Product specifications and all applicable Laws and other requirements of any Agency.

10.2.19Distributor will transport and handle Products in conditions which will not adversely affect the quality of the Products, which will ensure that all Products meet their respective Product specifications, and which will ensure that no Products become Defective Product.

10.2.20Distributor will be responsible for maintaining distribution records of the Products shipped to customers covering the name, strength, pack size and dosage form of the Product, name and address of the customers, date and quantity shipped, and lot or control number of the Products.

10.2.21Distributor shall not be entitled to perform any quality tests on the Products prior to receipt of the Products from MSD in the Territory but shall be entitled to receive the certificate of analysis for the Products from MSD and perform a visual inspection of the Products in accordance with Sections 10.2.2 and 10.2.4.  For clarity, Distributor shall release the Product to market in the Territory in reliance on the certificate of analysis provided by MSD.

10.2.22Any change in the Distribution Centers shall require prior written approval from MSD.

10.3Records Retention.  Distributor will in accordance with the applicable Laws, store the original documentation related to the warehousing and Distribution operations of a Product in an environment with limited or controlled access.

10.4Product Quality Complaints.  MSD will be responsible for conducting Product quality complaint investigations, and on request will issue reports and follow-up corrective and preventative actions relating to Product quality complaints to customer and/or Agency.  Distributor will:

(a)forward inquiries relating to Product quality complaints, diversion, and counterfeit Immediately to MSD in accordance with the Pharmacovigilance Agreement;

(b)forward any and all reports of Adverse Events relating to Product to MSD in accordance with the Quality Agreement

(c)assist MSD in investigating and resolving all Product complaints related to the warehousing and distribution of the Products; and

(d)document and provide MSD with any information relating to the warehousing and Distribution of the Products which is necessary to address a Product complaint or event no later than [**] of notification of a Product quality complaint.

10.5Redress or Repackage.

10.5.1Distributor shall not redress, repackage or re-label or otherwise modify the packaging and label of the Product (including applying any stickers thereto) supplied by MSD.

10.5.2Distributor shall prior to MSD consent, rely on MSD appointed repackaging facility for any redressing / repackaging of Products.

10.6Change of Artwork.  MSD and Distributor shall meet within [**] after the Effective Date to develop an artwork transition plan for the planning of artwork changes in respect of the Products (“Artwork Transition Plan”) for the Territory which shall be limited to Distributor’s NDC numbers and addition of Distributor’s name, logo and contact information where applicable as approved by MSD.

10.6.1The Artwork Transition Plan will include:

(a)List of SKUs with the aim of regulatory submission in the [**] unless MSD has planned activity in place for artwork changes in the first [**] in which case the regulatory submission dates will be aligned to this date;

(b)Distributor NDC codes (or timing thereof);

(c)Distributor labeler code and format (for name and logo);

(d)In respect of each SKU the requested change to the SKU packaging;

(e)The estimated timing of the change;

(f)The estimated costs associated with the artwork changes (“Artwork Costs”).  The Artwork Costs will include all incremental costs associated with the artwork changes requested by Distributor, including regulatory and transition costs which may include tooling, submission costs and human resources costs (of either MSD or Third Parties).  The Artwork Costs will reflect whether or not the submission is Distributor specific or a joint submission based on pre-planned artwork changes by MSD.  Distributor shall bear all costs associated with the artwork changes requested by Distributor, including regulatory and transition costs which may include tooling, submission costs and human resources costs (of either MSD or Third Parties); and

(g)Timing of payments by Distributor to MSD.

10.6.2All artwork change requests must comply with regulatory, industry and MSD packaging guidelines and applicable Laws.

11.Returns.

11.1MSD Acceptance of Returns.  MSD will only accept returns of Product if the Product return is due to the manufacture of the Product or the transport of the Product by MSD to Distributor or if the Product does not comply with the relevant specifications and MSD will not accept returns of Products that have been supplied under this Agreement from Distributor or its customers for any other reason.

11.2Destruction of Returns.  Except where the return is due to the manufacture of the Product or the transport of the Product by MSD to Distributor or if the Product does not comply with the relevant specifications, Distributor shall destroy such Products at its own expense and provide proof of such destruction to MSD.  Distributor shall (i) arrange for the destruction of the Products in compliance with the applicable Laws and such destruction shall be carried out at a facility or facilities licensed by the applicable Agency in the Territory, (ii) permit MSD or its representative to be present at such destruction and (iii) provide MSD a certificate certifying the legal destruction of such Products; the certificate shall be supported by a detailed listing of the Products and quantities destroyed.

12.Regulatory.

12.1Owner of Registrations.  MSD shall be the holder of all Marketing Authorizations and other health and governmental registrations necessary for the Products to be marketed in the Territory.  For the avoidance of doubt, MSD warrants and undertakes that it shall maintain the Marketing Authorization for the Products in the Territory.  Without the prior written consent of MSD, Distributor shall not initiate, undertake, conduct or cause to be conducted, the registration of the Products with any government authorities or Agencies in the Territory, in any way or form.  Distributor shall promptly inform MSD of any matter coming to Distributor’s knowledge which may affect the registration of any of the Products and render, at its own cost, such assistance as may be reasonably required by MSD in respect of such registration, including actions required to protect registrations for the Products held by MSD.  Without limiting the foregoing, Distributor shall within [**] but no longer than [**] after receipt notify MSD or its Affiliate of any and all inquiries received from any Agency concerning the Product(s) so that MSD can determine the procedure to respond to such queries.  MSD shall be responsible for the archiving of all official correspondence with Agencies.

12.2No Changes to Artwork.  Distributor may not make any changes or alterations to the packaging and labeling of the Products except where required to comply with any applicable Law and then only with the prior written consent of MSD, such consent not to be unreasonably, withheld, conditioned or delayed.

12.3Non-Clinical/Clinical Studies.  Distributor shall not conduct, or supply any Product for, any studies (which includes any interventional and non-interventional study with patients), pre-clinical and clinical trials, marketing studies or post-authorization safety studies nor engage in any other laboratory or research and development work with respect to any of the

Products without the prior written consent of MSD.  MSD shall promptly share with Distributor information should MSD publish studies regarding the Products.

12.4Health Technology Benefit Assessment.  If the Products become subject of a health technology benefit assessment by an Agency in the Territory, and such Agency requests information about the Products, MSD will provide such information directly to the requesting Agency, if possible, otherwise indirectly via Distributor, at MSD’s sole cost and expense.  Unless required by applicable Laws, Distributor hereby warrants that it will not disclose any information to such Agency without prior written approval by MSD.  In case of any such benefit assessment, the Parties shall discuss and agree in good faith any implications and modifications of this Agreement necessary to reflect the outcome of such benefit assessment.

12.5Agency Filings.  Except as required by Laws, Distributor shall not file to any Agency any documents, submissions, communications or responses related to the Product without the prior written approval of MSD, which approval shall be given in accordance with United States anti-boycott regulations and United States export control regulations.  To the extent Distributor receives any correspondence or records, all copies of such correspondence or records shall be forwarded by Distributor to MSD within [**] but no longer than [**] of the date of delivery or receipt by Distributor of any such correspondence.  Distributor will provide MSD or its Affiliate with copies and English translations of all such correspondence or records relating to the Product at its own cost.  If it is not feasible to obtain an English translation of all such correspondence within [**], but no longer than [**] (whichever is shorter) a summary in English together with the non-English document(s) shall be shared with MSD within the said timeframe, followed by an English translation of the original document within a timeframe as agreed by the Parties.

12.6Website.  MSD shall grant Distributor a license to use and shall permit Distributor to access and use the URL “Sivextro.com” at its own cost in connection with the Promotion of the Products hereunder.  If so requested by Distributor, MSD will use Commercially Reasonable Efforts to make available to Distributor the Product-specific content available on “Sivextro.com” on or as promptly after the Distribution Commencement Date as practicable; provided, however, that MSD may delete, and is not required to provide to Distributor, the general non-Product-specific content on such website which relates generally to MSD, its Affiliates and its and their general approach to product-specific websites, including without limitation all corporate logos and trade names, [**], general health information content and any links to MSD’s and its Affiliates’ coupon or patient assistance programs or requests.  Where Distributor intends to upload any material(s) in connection with the Product(s) (including Product labels) on the internet via sivextro.com, Distributor’s own website or otherwise, such material(s) shall always be subject to review and approval of MSD as additional Promotional Materials and only upon written approval of MSD and subject to conditions of such approval  may Distributor proceed with the upload.  MSD is responsible for review and approval of all posted materials.  The license granted herein and Distributor’s right to use such URL shall expire at the end of the Term and Distributor shall take any and all actions reasonably requested by MSD at the end of the Term to transfer “sivextro.com” back to MSD and its Affiliates.

12.7Pharmacovigilance Agreement.  No later than [**] after the Effective Date, but in any event prior to the Promotion Commencement Date, the Parties shall enter into a pharmacovigilance agreement (the “Pharmacovigilance Agreement”) with respect to the

Products.  The Pharmacovigilance Agreement shall set forth, among other things, certain tasks to be performed by each Party with respect to the collection, recording, assessment and regulatory reporting of product quality complaints.  In the event of any discrepancy or inconsistency between the tasks listed in the Pharmacovigilance Agreement and the terms of this Agreement, the terms of the Pharmacovigilance Agreement will govern with respect to Adverse Event reporting and other similar pharmacovigilance matters, and the terms of this Agreement shall govern with respect to all other matters; provided, that the Pharmacovigilance Agreement may not be interpreted or construed by either Party as amending or modifying in any way any terms of this Agreement except those terms specifically governed by the Pharmacovigilance Agreement.  The Pharmacovigilance Agreement may be modified or amended by the Parties, in writing; provided, that such modification or amendment shall not be deemed to modify or amend the terms of this Agreement.

13.Intellectual Property.

13.1Grant of Rights.  Subject to the terms of this Agreement, MSD and its Affiliates hereby grant to Distributor the right to use the Trademarks solely to the extent necessary to carry out its obligations to Promote and Distribute Products in the Territory as provided under this Agreement.

13.2Authorized Distributor.  Distributor shall have the right in the Territory to indicate that it is the authorized distributor of MSD, or such Affiliate as designated by MSD, with respect to the Products and that MSD or such Affiliate as designated by MSD is the manufacturer of the Products to the extent permitted by applicable Laws.  This limited right applies solely to use of the trade name of MSD or its designated Affiliate in standard text and does not include any right to use any logo, design or image nor does it include any right to use any trade name in a distinctive font or in any other stylized format.  Any use of MSD’s or its Affiliate’s trade name shall be used only in such form and format as may be reasonably required by MSD from time to time.

13.3Ownership of Trademarks.  Distributor acknowledges that MSD, or its Affiliates or designees, own the all the Trademarks in the Territory and Distributor shall include, to the extent permitted by applicable Laws, in any promotional or other materials on which any Trademark is used an appropriate statement acknowledging MSD’s or its Affiliate’s ownership of such Trademark as reasonably directed by MSD.  Except as provided in this Section, this Agreement does not constitute a grant to Distributor of any license, property right or interest in the Trademarks or trade names of MSD or the Products.  Distributor expressly recognizes, and agrees not to contest, the validity of the title of MSD or MSD Affiliates to all Trademarks or trade names associated to the Products in the Territory, whether or not registered therein.

13.4Trademark Restrictions.  Distributor shall not do any of the following:

13.4.1alter, remove, obscure or otherwise modify, in whole or in part, any trade name, Trademark or other trademark of MSD or its Affiliate appearing on any Products, Promotional Material, or other materials provided by MSD to Distributor pursuant to this Agreement;

13.4.2use in relation to the Products any trademarks or trade names other than the Trademarks and trade names of MSD and/or its Affiliates and other than Distributor’s name and corporate logo to the extent provided herein; or

13.4.3register, acquire, or own, or attempt to register, acquire or own, any trademark, company or other entity name, or any domain name, social media handle, or other online username or identifying moniker that includes or incorporates any Trademark in the Territory or trade name of MSD or its Affiliates.

13.5Goodwill.

13.5.1Distributor further undertakes (during the Term and at all times thereafter) to use its best efforts not to do any act which would or might endanger, destroy or similarly affect the value of the goodwill pertaining to any of the Trademarks nor do any act which might support an application to remove any of the Trademarks from a trademark register or cause the trademark registrar to require a disclaimer with respect to any such Trademark or part thereof nor assist any other person, firm, corporation or organization directly or indirectly in any such act.

13.5.2Distributor agrees that all use of the Trademarks by it shall be for the benefit of MSD or its Affiliate, and the goodwill accrued in connection with its use of the Trademarks, whether arising at common law or otherwise, shall accrue to MSD or such Affiliate, and MSD, its Affiliate or any of their successors in title may call for an assignment thereof without any expense to Distributor.

13.6Maintenance of Trademarks.  Distributor shall provide to MSD or its designee any information as to the use by Distributor of the Trademarks which MSD or such designee may reasonably request and otherwise render any necessary assistance to MSD or such designee in renewing or otherwise maintaining the Trademarks duly registered.  All use of any Trademark or any trade name of MSD or its Affiliate as permitted under this Agreement shall be subject to MSD’s right to inspect and/or approve such material as set forth in this Agreement.

13.7No Assignment or Sublicensing.  Distributor shall not have the right to assign, sublicense, or delegate any of its rights under this Article 13 (including to authorize any Third Party to use any Trademarks or trade names of MSD or its Affiliates for any purpose) without the prior written consent of MSD or its Affiliate, which they may withhold in their discretion; provided that that Distributor may delegate its rights under this Article 13 to a subcontractor as permitted pursuant to Section 2.5 of this Agreement.

13.8Notification of Infringement.  Distributor shall promptly notify MSD of all cases of infringement of the Trademarks that come to Distributor’s attention, and shall render all assistance reasonably requested in connection with any action taken by MSD.  The control of such action, including whether to initiate action and to settle, shall solely be under the control of MSD and its Affiliates.  Distributor acknowledges that MSD shall only be liable for reasonable expenses and reasonable attorneys’ fees incurred by Distributor at the specific request of MSD.

13.9Trademark Actions.  Distributor shall promptly notify MSD of any claims, threats or actions coming to Distributor’s attention arising out of the use by Distributor of the

Trademarks or of MSD’s or its Affiliate’s trade names in compliance with this agreement.  MSD shall undertake the defense of any such claim, threat or action at MSD’s own expense, and Distributor shall render all assistance reasonably requested in connection with any action taken by MSD or its Affiliates.

13.10MSD Patents.  The Parties agree that all patents to the Products (“MSD Patents”) shall belong solely and exclusively to MSD or its Affiliates.  MSD or its Affiliates shall have the sole right to file proceedings against any alleged infringements of MSD Patents, at its expense.  Distributor will promptly notify MSD of any potential infringement of MSD Patents that come to Distributor’s knowledge and MSD shall have the sole right to initiate litigation or other action in the event of a potential infringement, misappropriation or misuse of MSD Patents.  If MSD institutes an action against the infringement, misappropriation or misuse of MSD Patents, Distributor agrees to render, at MSD’s cost, all assistance reasonably required in connection with any action taken by with MSD.  MSD shall keep Distributor reasonably informed on an ongoing basis regarding the status of any such action.

13.11Alleged Infringement.  If a claim of infringement of Third Party patent rights linked to a performance by Distributor of its rights and obligations under this Agreement is brought against Distributor (“Alleged Infringement”), Distributor shall inform MSD Immediately, and the Parties shall discuss on how to proceed with the Alleged Infringement.  MSD shall have the final decision rights on how to defend or settle proceedings concerning the Alleged Infringement, subject to the indemnification provisions below.

14.Confidentiality and Non-Use; Publicity.

14.1Disclosure of Confidential Information.  Each Party hereto (i) will retain in strict confidence the terms and conditions of this Agreement (including the nature of the services provided) and the Confidential Information of the other Party and (ii) will not disclose the terms and conditions of this Agreement or the Confidential Information of the other Party to any other Third Party, unless otherwise required by Law or judicial or administrative process, without the other Party’s prior written consent.

14.2Permitted Disclosures.

14.2.1Notwithstanding Section 14.1, each Party shall be permitted to disclose Confidential Information of the other Party, if such Confidential Information:

(a)is disclosed by Distributor (or its Affiliates) to an Agency in order to maintain or obtain approval to Promote and Distribute Product, but such disclosure may be only to the extent reasonably necessary to obtain such authorizations;

(b)is disclosed by the receiving Party (or its Affiliates) to agent(s), consultant(s), and/or other Third Parties who are performing obligations of the receiving Party or exercising rights granted to the receiving Party under this Agreement on the condition that such Third Parties agree to be bound by confidentiality and non-use obligations that substantially are no less stringent than those confidentiality and non-use provisions contained in this Agreement;

(c)is deemed necessary by counsel to the receiving Party to be disclosed to such Party’s attorneys, independent accountants or financial advisors for the sole purpose of enabling such attorneys, independent accountants or financial advisors to provide advice to the receiving Party, on the condition that such attorneys, independent accountants and financial advisors agree to be bound by confidentiality and non-use obligations that substantially are no less stringent than those confidentiality and non-use provisions contained in this Agreement; or

(d)is disclosed in connection with a merger or acquisition of a given Party (or its Affiliate) or a divestiture of a portion of such Party’s business related to this Agreement, such Party shall have the further right to disclose the material financial terms of this Agreement to Third Parties involved in such merger or acquisition provided that such Third Parties agrees to be bound by confidentiality and non-use obligations that substantially are no less stringent than those confidentiality and non-use provisions contained in this Agreement.

14.2.2In addition, if a Party is required by judicial or administrative process or Law to disclose Confidential Information that is subject to the non-disclosure provisions of Section 14.1, such Party shall promptly inform the other Party of the disclosure that is being sought in order to provide the other Party an opportunity to challenge or limit the disclosure obligations.  Confidential Information that is disclosed by judicial or administrative process or as required by Law shall remain otherwise subject to the confidentiality and non-use provisions of Section 14.1, and the Party disclosing Confidential Information pursuant to law or court order or as required by Law shall take all steps reasonably necessary, including obtaining an order of confidentiality, to ensure the continued confidential treatment of such Confidential Information.

14.2.3Without limiting the generality of the foregoing, it is understood and agreed that the giving of permission by a Party to use or otherwise disclose Confidential Information in a particular instance shall not, in any other instance, operate or be deemed to remove the material from the definition of Confidential Information, or from the protection provided to the same under this Article.  It is further understood and agreed that no permitted use or disclosure of Confidential Information hereunder shall be deemed to derogate or otherwise circumscribe the provisions of this Sub-Article which requires that all Confidential Information be returned to the Party that disclosed such Confidential Information at the expiration, cancellation or termination of this Agreement.

14.3Equitable Relief with Respect to Disclosure of Confidential Information.  The Parties hereto acknowledge that (i) it would be impossible to measure the damages that would be suffered by the other Party if a Party failed to comply with this Article 14 and (ii) in the event of any such failure, there might not be adequate remedy at law.  Therefore, each Party hereto shall be entitled, in addition to any other rights or remedies that it may have, to obtain specific performance by the other Party of the obligations of this Article 14, to obtain immediate injunctive relief without having to post a bond.  Neither Party hereto will urge, as a defense to any proceeding for such specific performance or injunctive relief, that the other Party has an adequate remedy at law.  In addition, each Party shall be entitled to retain copies of any Confidential Information of the other Party if and to the extent that it is required to do so by Law.  Notwithstanding the foregoing or anything else in this Agreement to the contrary, nothing in this Agreement shall require either Party to return, destroy or delete any Confidential Information of the other Party, including any copies thereof, which may have been captured as part of the receiving Party’s normal data security and IT back-up processes; provided, however, that the terms and conditions in this Agreement shall continue to apply to all such Confidential Information and copies so retained for the longest period permitted by applicable law notwithstanding the expiration of the Term or until such Confidential Information has been properly purged and disposed of.

14.4Return of Confidential Information.  Upon the written request of the disclosing Party, the receiving Party shall promptly either return to the disclosing Party, or destroy, all Confidential Information of the disclosing Party, in accordance with the instructions of the disclosing Party, including all notes, summaries, and translations that have been made regarding such Confidential Information, and all copies of the foregoing.  In the event destruction is requested by the disclosing Party, the receiving Party shall certify such destruction in writing.  Notwithstanding the foregoing, the receiving Party may retain a copy for purposes of exercising any rights under this Agreement (including any rights that survive the termination or expiration of this Agreement) and may archive one copy of Confidential Information for purposes of demonstrating its compliance with this Agreement, subject to confidentiality requirements of this Agreement.

14.5Publicity.

14.5.1Promptly after the Effective Date, Distributor will have the right to publicly release the press release attached hereto as Schedule 14.5.1.

14.5.2Except for disclosing the mere existence of this Agreement to potential customers and government bodies (where requested), Distributor shall not advertise or otherwise make known to others any information regarding this Agreement unless otherwise agreed to by MSD in writing or required by Laws.  Distributor further agrees not to use or reference in any advertising, sales promotion, press release or other communication, any MSD company or representative name, endorsement, direct or indirect quote, code, drawing, logo, trademark, specification, or picture without the prior written consent of MSD.

14.5.3Except for disclosing the mere existence of this Agreement to current and potential customers and patients and government bodies (where requested), unless otherwise agreed to by Distributor in writing or required by Laws, MSD shall not advertise or otherwise make known to others any information regarding this Agreement.  MSD further agrees not to use or reference in any advertising, sales promotion or press release any Distributor company or representative name, endorsement, direct or indirect quote, code, drawing, logo, trademark, specification, or picture without the prior written consent of Distributor, although MSD and its Affiliates may, at a time they deem appropriate, contact customers which are parties to contracts with MSD or one or more of its Affiliates which include any of the Products to engage in discussions to delete such Product(s) from such contracts and to inform such customers that Distributor will be the authorized distributor for such Products in the future.  On and after the Distribution Commencement Date MSD and its Affiliates, however, shall be entitled to [**].

14.6Survival.  The obligations set forth in this Article shall survive for a period of five years from the termination, expiration or other cancellation of this Agreement.

15.Right to Inspect Records and Facilities.

15.1Records.  Distributor shall keep accurate records: (i) of its sales efforts, promotional and marketing activities performed under this Agreement; and (ii) in sufficient detail to enable MSD to determine the correctness of any report made under this Agreement, as well as to verify Distributor’s compliance with the other terms of this Agreement (collectively the “Records”).  In addition, Distributor shall keep accurate Records in sufficient detail to enable MSD to trace Products distributed in the event of a recall of the Products.

15.2Inspection.  Upon the request of MSD and upon prior arrangement with Distributor, Distributor shall permit an auditor or inspector employed or appointed by MSD to have access to such of Distributor’s books, Records and facilities in respect of the Products as may be necessary to monitor Distributor’s compliance with this Agreement.  Any such audit or inspection shall be conducted during Distributor’s ordinary business hours and shall not be exercised more than [**] except that if any such audit reveals any failure by Distributor to comply with the terms of this Agreement, then, without limiting MSD’s other rights under this Agreement such [**] limit shall no longer apply.  Distributor shall also permit representatives of MSD, upon prior arrangement with Distributor, to have access to the Distribution Centers, including any Distribution Centers owned or operated by Third Parties, during normal business hours in order to inspect the Distribution Centers in respect of the Products and review the inventory status of the Products.  Any Confidential Information disclosed by Distributor to such auditor or inspector shall be subject to the provisions of Article 14 hereof.

15.3Survival.  MSD’s rights to access and Distributor’s obligations to provide access under this Article shall survive for [**] after the expiration or termination of this Agreement and shall be limited to the books, Records and facilities in respect of the Products only, except where there is an Agency inquiry/scrutiny or there is a report of an Adverse Event or a Product Recall at any time during the Term or within [**] following the expiration or termination of this Agreement, then MSD will retain the right to inspect Distributor’s books related to MSD promotion and distribution activities, Records and facilities in respect of the Products so far as they relate to such an event in order that MSD may determine appropriate action.

16.Personal Data Privacy.

16.1Ownership of Personal Data.  The Parties acknowledge that as a result of its performance of duties under this Agreement, it will collect, possess and have access to Personal Data, including those relating to the other Party’s directors, officers, employees and customers.  The Parties agree that such Personal Data constitutes Confidential Information and, subject to Article 14 and Section 16.2, is and will remain the property of disclosing Party.

16.2Compliance with Law.  Notwithstanding the above, the Parties agree that each shall ensure that any Personal Data collected, used, processed, disclosed and/or transferred pursuant to its obligations under this Agreement shall at all times be compliant with any applicable data protection Laws.  Where a Party discloses Personal Data to the other Party, the Party that discloses such Personal Data shall ensure that it has obtained all relevant consents from, or provided all relevant notices to, the relevant individuals in respect of the collection of such Personal Data, for the purposes for which it will be used, processed, disclosed and/or transferred.

17.Compliance.

17.1Ethical Business Practices.

17.1.1MSD endeavors to hold itself and Distributor to the highest ethical and compliance standards, including basic human rights, encouraging fair and equal treatment for all persons, the provision of safe and healthy working conditions, respect for the environment, the adoption of appropriate management systems and the conduct of business in an ethical manner.  Without limiting any of Distributor’s other obligations under the Agreement, and without conflicting with or limiting any of the warranties, obligations or other provisions expressly set forth elsewhere in the Agreement, including its obligations under Section 21.2.2, Distributor agrees that it will abide by the letter and spirit of MSD’s Business Partner Code of Conduct (the “Code”), as in effect from time to time, a copy of which is available at http://www.MSD.com/about/how-we-operate/code-of-conduct/home.html.  Distributor agrees that it will provide all documentation reasonably requested by MSD to demonstrate compliance with the Code.  In the event of a conflict between the obligations in this Article and the Code, on the one hand, and any other provision in the Agreement, on the other hand, such other provision of the Agreement shall prevail (but only to the extent of the conflict).

17.1.2In performing its obligations hereunder, the Parties further acknowledge that the corporate policy of MSD and its Affiliates requires that MSD’s business be conducted within the letter and spirit of the Law.  By signing this Agreement, the Parties agree to conduct the business contemplated herein in a manner which is consistent with all applicable Laws, including any applicable anti-corruption legislation, the U.S. Foreign Corrupt Practices Act and good business ethics as described in this Article and as communicated to Distributor by MSD and/or its Affiliates from time to time.  Specifically, MSD and Distributor each warrants and agrees that in connection with this Agreement and MSD’s business relating thereto, it, its Affiliates, their respective representatives, and anyone acting on their behalf (including Distributor’s personnel, agents and subcontractors) shall not offer, make or promise any payment, either directly or indirectly, of money or other assets (hereinafter collectively referred to as “Payment”), to any government, political party or international organization official, candidate or persons acting on behalf of any of the foregoing or directly associated with them including their staff, business partners, close associates and family (hereinafter collectively referred to as “Officials”) where such Payment would constitute a violation of any applicable Law.  In addition, regardless of legality, the Parties shall make no Payment, either directly or indirectly, to Officials if such Payment is for the purpose of improperly influencing decisions or actions with respect to the subject matter of this Agreement or the business activities of MSD or its Affiliates.

17.1.3Distributor represents and warrants that Distributor and its Affiliates have provided complete and accurate information and documentation to MSD and/or its Affiliates, and their representatives in the course of any due diligence that was conducted, including disclosure of any Distributor’s personnel who are in a capacity that may reasonably provide an opportunity to influence decisions or actions with respect to the subject matter of this Agreement or the business activities of MSD or its Affiliates.  Distributor also acknowledges and agrees that in the event that Distributor engages an Affiliate, subcontractor or agent, that Distributor will conduct due diligence on such Affiliate, subcontractor or agent consistent with the requirements set forth in this Article, and will maintain adequate records and provide such records to MSD to evidence such due diligence was conducted and any identified risks were mitigated.  Distributor shall make all further disclosures as necessary to ensure the information provided remains complete and accurate for the duration of this Agreement.  Distributor covenants that any future information and documentation submitted as part of further due diligence or a certification shall be complete and accurate.

17.1.4MSD and Distributor each represents, warrants and covenants that all books, records, invoices, and other documents relating to payments and expenses under this Agreement or any Order are and shall be complete and accurate and reflect in reasonable detail the character and amount of transactions and expenditures.

17.1.5MSD and Distributor each further represents, warrants and agree that no “off the books” or other similar funds will be maintained or used in connection with this Agreement or any Order.  Except as expressly provided for in this Agreement, without obtaining the prior written consent of the other Party, which shall not be unreasonably withheld, either Party shall not hire or retain subcontractors or agents who will be interacting with Officials on behalf or at the request of such Party who may have an opportunity to influence decisions or actions with respect to the subject matter of this Agreement or any Order or the business activities of MSD, Distributor or its Affiliates.

17.1.6Distributor agrees to ensure that all of Distributor’s personnel, employees, subcontractors, and its and their respective Affiliates’ representatives, agents and subcontractors involved in performing the obligations under this Agreement are made specifically aware of the compliance requirements under this Article, including by participation of such personnel, employees, agents and subcontractors in mandatory training to be conducted by Distributor regarding such requirements prior to performing any obligations under this Agreement.  Distributor further agrees to certify its continuing compliance with the requirements under this Article on a periodic basis during the Term of this Agreement in such form as reasonably required by MSD.  Distributor agrees to, and shall cause its personnel, employees or subcontractors to implement and/or sustain a compliance program, to comply with the requirements of this Article and to maintain adequate records of such compliance program.

17.1.7MSD shall have the right, in its sole discretion to audit the books and records of Distributor to ensure compliance with this Article, including the Code, for the period of [**] following termination and/or expiration of this Agreement and/or any Order, and Distributor shall provide its full cooperation and assistance in any such review conducted by MSD.  MSD will provide reasonable advance notice of such an audit, and shall have the right to conduct this audit on its own.  If MSD determines that a Third Party auditor is required to conduct such audit, then the appointment of the Third Party auditor shall be mutually agreed to both by MSD and Distributor.  Distributor shall acknowledge receipt of MSD’s notice as promptly as practicable after receipt of such notice and will confirm the date on which the audit will occur within [**] after receipt of such notice.  MSD or its Third Party auditor may interview Distributor’s employees as part of or in connection with the audit.  This audit right shall be in addition to any other audit rights granted in the Agreement.  Any Confidential Information disclosed by Distributor to such auditor shall be subject to the provisions of Article 14 hereof.

17.1.8In the event an audit identifies a non-conformance by Distributor with this Article and/or the Code, Distributor will promptly take corrective action to remedy the non-conformance.  MSD reserves the right to approve all corrective actions (such approval not to be unreasonably withheld or delayed).  Corrective actions shall be implemented by Distributor at Distributor’s expense.

17.1.9In the event Distributor refuses to allow an audit, or fails or refuses to take corrective action, then in addition to any other remedy available to it under this Agreement at law or in equity, MSD reserves the right to terminate this Agreement in the event Distributor fails to cure such refusal or failure within the period agreed in writing between the Parties after written notice from MSD.

17.1.10Any violation of, or any breach of a representation or warranty set forth in this Article shall be a material breach of this Agreement, and in such event the non-defaulting Party may terminate this Agreement immediately without payment of penalty or damages or further performance of any kind.

17.2Trade Compliance.

17.2.1Distributor agrees, and shall cause each of its customers to agree, that (i) no Products or technical data supplied under this Agreement will be exported, re-exported, sold, distributed, or otherwise transferred to any person or entity listed on a U.S. or EU denied parties list, or any other denied parties list issued by another jurisdiction which is applicable to the Products or technical data supplied under this Agreement, as notified by MSD to Distributor from time to time, all of the foregoing collectively referred to as “Denied Parties Lists” (“Trade Restrictions”).  As of the date of this Agreement, the Denied Parties Lists consist of the U.S. Treasury Department’s List of Specially Designated Nationals, and

Blocked Persons (https://www.treasury.gov/ofac/downloads/sdnlist.pdf), the U.S. Commerce Department’s Denied Persons List (http://www.bis.doc.gov/dpl/thedeniallist.asp) and Entity List (http://www.bis.doc.gov/entities/default.htm), and the Consolidated List of Persons, Groups and Entities Subject to EU Financial Sanctions (https://webgate.ec.europa.eu/europeaidffsd/fsf#I/files).

17.2.2Failure by Distributor to comply with applicable Trade Restrictions shall constitute a material breach of this Agreement.  Distributor agrees to indemnify and hold harmless MSD for Distributor’s non-compliance with applicable Trade Restrictions.

17.2.3Distributor represents and warrants that it is not nor any of its legal representatives, as applicable, are listed on any of the U.S. or EU denied parties lists, or any other denied parties list issued by another jurisdiction which is applicable to the products or technical data supplied under the Agreement, as notified by MSD to it from time to time, all of the foregoing collectively referred to as “Denied Parties Lists”.  As of the date of this Agreement, the Denied Parties Lists consist of the U.S. Treasury Department’s List of Specially Designated Nationals and Blocked Persons (the “SDN List”) (https://www.treasury.gov/ofac/downloads/sdnlist.pdf), the U.S. Commerce Department’s Denied Persons List (http://www.bis.doc.gov/dpUthedeniallist.asp) and Entity List (http://www.bis.doc.gov/entities/default.htm), and the Consolidated List of Persons, Groups and Entities Subject to EU Financial Sanctions (http://eeas.europa.eu/cfsp/sanctions/consol-list_en.htm Instructions to access EU financial sanctions database.pdf).  Distributor further represents and warrants that it is not directly owned by 50% or more by a person listed on the SDN List.  Distributor further represents and warrants that it shall notify MSD in writing Immediately if it or any of its legal representatives become listed on any of the U.S. or EU denied parties lists or if it becomes owned by 50% or more by a person listed on the SDN List.

17.2.4In case of an inaccuracy in or a breach of the representations and warranties provided in the preceding paragraph by Distributor, MSD has the right, in its sole discretion, to terminate the Agreement immediately and without any penalty.

17.2.5Sections 17.2.1, 17.2.2, 17.2.3 and 17.2.4 shall survive termination or expiry of the Agreement.

17.3Excluded Entities.

17.3.1The term “Violation” as used in this Article shall mean Distributor or its agents or subcontractors, or any of their respective officers or directors has been: (1) convicted of any of the felonies identified among the exclusion authorities listed on the U.S. Department of Health and Human Services, Office of Inspector General (OIG) website, including 42 U.S.C. 1320a-7(a)

(http://oig.hhs.gov/fraud/exclusions/authorities.asp); (2) identified in the OIG List of Excluded Individuals/Entities (LEIE) database (http://oig.hhs.gov/fraud/exclusions.asp) or the U.S. General Services Administration’s list of Parties Excluded from Federal Programs (http://www.epls.gov); or (3) listed by any US Federal agency as being suspended, debarred, excluded, or otherwise ineligible to participate in Federal procurement or non-procurement programs, including under 21 U.S.C. 335a (http://www.fda.gov/ora/compliance_ref/debar/) (each of (1), (2) and (3) collectively the “Exclusions Lists”).

17.3.2Distributor represents and warrants that prior to the Effective Date, it has screened itself, its agents and sub-contractors, and their respective officers and directors against the Exclusions Lists and that it has informed MSD whether it, its agents, subcontractors, or any of their respective officers or directors has been in Violation.  For the sake of clarity officers includes any director or company secretary or a person employed in an executive capacity.  After the Effective Date, Distributor shall notify MSD in writing Immediately if any such Violation occurs or comes to its attention.  MSD shall also have the right, in its sole discretion, to terminate the Agreement Immediately in the event of any such Violation by Distributor.

18.Representations and Warranties.

18.1General Representations and Warranties.  Each of Distributor and MSD represents, warrants, covenants and agrees that, at all times during the Term, it (i) is a corporation duly organized and validly existing and in good standing under the laws of its jurisdiction of organization, (ii) is qualified or licensed to do business and in good standing in every jurisdiction where such qualification or licensing is required, (iii) has the corporate power and authority to execute, deliver and perform its obligations under this Agreement, and the execution, delivery and performance of this Agreement by it has been duly authorized by all necessary corporate action, (iv) this Agreement has been duly executed and delivered by it, and (v) this Agreement constitutes the valid and binding obligations of it, enforceable against it in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditor’s rights generally, or general principles of equity.

18.2Representations, Warranties and Covenants for Product.  MSD represents, warrants and covenants that all Product shall, at the time of delivery: (i) be manufactured in accordance with the specifications and the Laws in effect on the day of delivery; and (ii) have at least the percentage of Remaining Shelf Life pursuant to Section 9.2.4, as evidenced by expiry dating, remaining.

18.3Additional Representations, Warranties and Covenants of Distributor.  Distributor represents, warrants and covenants it and that all of its and its Affiliates’ employees, agents and sub-contractors involved in performing the obligations under this Agreement shall comply with all obligations under this Agreement.

18.4Additional Representations, Warranties and Covenants of MSD.  MSD represents, warrants and covenants that:

18.4.1to MSD’s knowledge, the Promotion and Distribution of the Products by MSD prior to the Effective Date has not infringed or misappropriated any intellectual property rights of any Third Party;

18.4.2to MSD’s knowledge, no Agency has taken any action or threatened to revoke the Marketing Authorization for any Product or to impose a “black box” warning for any Product; and

18.4.3MSD has not entered into any agreement with any Third Party that would conflict with, contravene, or otherwise be inconsistent with this Agreement.

19.Indemnification; Insurance.

19.1MSD Indemnification.  In addition to any other available remedies, MSD hereby agrees to indemnify, defend and hold harmless Distributor, its Affiliates, and their respective officers, directors, employees, shareholders, members, partners, agents, representatives, successors and assigns (collectively, the “Distributor Indemnities”) from and against any and all Third Party Damages based on Third Party Claims imposed on, incurred by or asserted against any of Distributor Indemnitees arising out of or relating to: (i) a breach by MSD of any of its representations, warranties, covenants, agreements, or obligations under this Agreement; or (ii) the alleged or actual infringement of any intellectual property rights of Third Parties arising from the Promotion and Distribution of Products by Distributor so long as such Promotion and Distribution is performed in accordance with all Laws, the terms and conditions set forth in this Agreement, the Territory Promotion Plan or the Annual Sales Plan, as appropriate, and in all cases if done in strict adherence to the Promotional Materials used by MSD and its Affiliates in the Territory and provided by MSD to Distributor; or (iii) any royalties on Net Sales payable by MSD and its Affiliates to any Third Party; or (iv) the negligence or willful misconduct of MSD, its agents, representatives, and/or employees in the performance of any of its obligations under this Agreement; in each case, except to the extent such Third Party Damages or Third Party Claims result from the matters contemplated in Section 19.2.

19.2Distributor Indemnification.  In addition to any other available remedies, Distributor hereby agrees to indemnify, defend and hold harmless MSD, its Affiliates, and their respective officers, directors, employees, shareholders, members, partners, agents, representatives, successors and assigns (collectively, the “MSD Indemnities”) from and against any and all Third Party Damages based on Third Party Claims imposed on, incurred by or asserted against any of MSD Indemnitees arising out of or relating to: (i) a breach by Distributor of any of its representations, warranties, covenants, agreements, or obligations under this Agreement; (ii) the alleged or actual infringement of any intellectual property rights of Third Parties arising from the Promotion and Distribution of Products by Distributor, its Affiliates and its approved subcontractors other than in strict accordance with all Laws, the terms and conditions set forth in this Agreement, the Territory Promotion Plan or the Annual Sales Plan, as appropriate, or arising out of the use of any Promotional Materials by Distributor, its Affiliates or its subcontractors which have been modified from the Promotional Materials used by MSD and its Affiliates in the Territory and provided by MSD to Distributor, unless such modifications were proposed by MSD; or (iii) any and all amounts payable by Distributor and its affiliates or subcontractors to any Third Party; or (iv) the negligence or willful misconduct of Distributor, its agents, representatives and/or employees in the performance of any of its obligations under this Agreement; or (v) any Distributor-related packaging or labeling images (including package inserts) (e.g., trademarks, trade dress and other artwork) provided to MSD by Distributor, in each case, except to the extent such Third Party Damages or Third Party Claims result from the matters contemplated in Section 19.1.

19.3Indemnification Procedures.  The indemnified Party agrees to give the indemnifying Party (1) prompt written notice of any claims made for which the indemnified Party knows or reasonably should know the indemnifying Party reasonably may be liable under the foregoing indemnification and (2) the opportunity to defend, negotiate, and settle such claims.  Notwithstanding the foregoing, the failure to give such written notice will not affect the indemnification provided hereunder except to the extent the indemnifying Party shall have been actually prejudiced as a result of such failure.  The indemnified Party shall provide the indemnifying Party with all information in its possession, and all reasonable authority and all assistance, reasonably necessary to enable the indemnifying Party to carry on the defense of such suit; provided, however, that the indemnified Party reserves the right to retain its own counsel at its own expense to defend itself in such suit.

19.4Settlements.  Neither Party shall be responsible to or bound by any settlement made by the other Party without its prior written consent; provided, however, that the indemnifying Party shall not be required to obtain such consent if the settlement involves only the payment of money and will not result in the indemnified Party becoming subject to injunctive or other similar type of relief and provided that such settlement does not require an admission by the indemnified Party and includes an unconditional release of the indemnified Party from all liability on claims that are the subject matter of such proceeding.

19.5Damages.  EXCEPT FOR (I) A BREACH OF SUCH PARTY’S OBLIGATIONS UNDER ARTICLE 13, (II) A BREACH OF SUCH PARTY’S OBLIGATIONS UNDER ARTICLE 14 OR (III) SUCH PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, IN NO EVENT SHALL EITHER PARTY OR ITS AFFILIATES OR ITS OR THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR AGENTS BE LIABLE TO THE OTHER PARTY OR ITS AFFILIATES OR ITS OR THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR AGENTS FOR ANY INDIRECT OR CONSEQUENTIAL DAMAGES OR INDIRECT OR CONSEQUENTIAL LOSSES, OR FOR ANY LOSS OF REVENUES  OR LOST PROFITS, IN EACH CASE OF ANY KIND, NATURE OR DESCRIPTION WHATSOEVER, SUFFERED OR INCURRED BY SUCH PARTY ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR AS A RESULT OF ANY ACTIVITIES HEREUNDER, REGARDLESS OF WHETHER ARISING FROM BREACH OF CONTRACT, WARRANTY, TORT, STRICT LIABILITY OR OTHERWISE, EVEN IF SUCH PARTY IS ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE OR IF SUCH LOSS OR DAMAGE COULD HAVE BEEN REASONABLY FORESEEN.  NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 19.5 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR

OBLIGATIONS OF ANY PARTY WITH RESPECT TO ANY THIRD PARTY CLAIMS UNDER SECTION 19.1 OR 19.2.

19.6Insurance.

19.6.1Distributor shall, at all times during the Term, and for a period of [**] following the termination or expiration of this Agreement, maintain, and shall ensure that each of its permitted subcontractors maintains, in full force and effect at all times during the Term the types and amounts of insurance coverage set forth on Schedule 19.6.1.  In addition, Distributor shall maintain adequate property insurance to cover buildings, equipment, raw materials and finished product including coverage for product in its care, custody and control.

19.6.2The required insurance coverages shall not be construed to create a limit of Distributor’s liability with respect to its indemnification or other liability under this Agreement.  The Distributor shall deliver to MSD, prior to the execution of the Agreement and prior to commencing Manufacturing an insurer or insurer’s agent signed Certificates of Insurance as evidence that policies providing such coverage and limits of insurance are in full force and effect and with insurers, having an AM Best (A-) or higher rating acceptable to MSD. Thereafter, such certificates of insurance shall be provided annually. Such certificates shall provide that not less than [**] advance notice will be given in writing to MSD of any cancellation, termination, or material alteration of said insurance policies. MSD (including all subsidiaries and Affiliates), its officers, directors and employees shall be added by Distributor as additional insureds on all policies, except Workers’ Compensation and Professional Liability.

19.6.3Distributor’s insurers shall waive all rights of subrogation against MSD, its subsidiaries, Affiliates, officers, directors and employees. Distributor’s insurance shall be primary with no contribution by MSD’s insurance. Any additional insurance or limits being requested are at the expense of Distributor, and all deductibles or self-insured retentions are the responsibility of Distributor.  If any insurance is on a “claims made basis”, insurance must be maintained for [**] after this Agreement has terminated.

20.Termination.  In addition to the termination rights set forth elsewhere in this Agreement:

20.1Termination by MSD Prior to Promotion Commencement Date.  The Agreement may be terminated by MSD in its sole discretion upon 30 days’ prior written notice if Distributor has not deployed least [**] qualified, trained and experienced sales representatives in the Territory who (i) are actively engaged in calling on and detailing Distributor’s pharmaceutical product and (ii) have been fully and successfully trained on the Products and are prepared to begin Promoting the Products by [**].

20.2Termination by MSD Prior to Distribution Commencement Date.  The Agreement may be terminated by MSD in its sole discretion upon 30 days’ prior written notice if

Distributor has not deployed least [**] qualified, trained and experienced sales representatives in the Territory who have been fully and successfully trained on the Products and are actively engaged in Promoting Products in accordance with this Agreement and the Territory Promotion Plan by [**].

20.3MSD Termination Right for Failure to Achieve Performance.  MSD has the right but not the obligation to terminate without compensation to Distributor if in any Calendar Year beginning on or after January 1, 2022 if Distributor fails to purchase Product from MSD, or its designated Affiliate, Products [**].  Prior to MSD exercising its termination right under this Section 20.3, MSD agrees to notify Distributor in writing and then allow Distributor [**] to present its remediation plan to achieve performance, provided, however, that if MSD then determines Distributor’s remediation plan is insufficient in MSD’s reasonable discretion MSD may exercise its right to terminate under this Section 20.3 without any additional delay or opportunity for Distributor to resubmit a revised remediation plan.  For purposes of this Section 20.1, “Net Sales” shall be the net sales determined by Distributor in accordance with generally accepted accounting principles in the United States consistently applied and reflected on Distributor’s financial statements as filed with the U.S. Securities and Exchange Commission or, if Distributor is not a publicly traded company, used for management and shareholder reporting.

20.4MSD Termination for Change of Control of Distributor.  MSD shall have the right to terminate this Agreement with immediate effect without liability to Distributor regardless of the timing and Distributor’s performance under this Agreement, if Distributor is subject to a Change of Control.

20.5MSD Termination Upon Discontinuance of Product.   MSD shall have the right to terminate this Agreement, on an SKU-by-SKU basis, (i) immediately upon written notice to Distributor in the event MSD deletes any Deleted Package Units pursuant to Section  2.4 and (ii) upon not less than [**] prior written notice if MSD elects to withdraw or discontinue supply of a Product or SKU on a global basis.

20.6Material Breach.  If either Party shall materially breach this Agreement, the non-breaching Party may give written notice to the other Party, specifying the nature of the material breach and, if such material breach is not remedied within [**] after receipt of such notice (provided, however, that the cure period shall be suspended during any time that a Party seeks resolution of a Dispute as to whether an alleged material breach occurred pursuant to Section 21.5 of this Agreement), then the non-breaching Party shall have the right, in its sole discretion, to immediately terminate this Agreement upon written notice to the breaching Party; provided further, however, that if such breach is by its nature not susceptible of being cured or the giving of such notice would be futile or impracticable, the non-breaching Party may terminate this Agreement immediately without affording the other Party the opportunity to cure such breach.

20.7Bankruptcy.  This Agreement may be terminated by written notice given by a Party upon the occurrence of any of the following with respect the other Party: (i) such other Party becomes insolvent, or (ii) voluntary or involuntary proceedings by or against such other Party are instituted in bankruptcy or under any insolvency law, which proceedings, if involuntary, shall not have been dismissed within [**] after the date of filing, or (iii) a receiver or custodian is appointed for such other Party, or proceedings are instituted by or against such other Party for corporate reorganization or the dissolution of such other Party, which proceedings, if involuntary, shall not have been dismissed within [**] after the date of filing, or (iv) such other Party makes an assignment of substantially all of its assets for the benefit of its creditors, or substantially all of the assets of such other Party are seized or attached and not released within [**] thereafter.

20.8Termination Upon Change of Law.  If on the advice of outside counsel either Party determines that the Agreement poses unreasonable legal or economic risk as the result of the enactment or imminent enactment of any Law or a change or imminent change in interpretation of current Laws such that continuing with the Agreement in place would put one or both Parties in jeopardy of violating its obligation to comply with the Law; provided, however, that in the case of legal risk the Parties will negotiate in good faith to amend the Agreement and/or its performance to eliminate such risk while fulfilling their duties to comply with the law

20.9Termination for Other Breaches.  Notwithstanding any other provisions herein to the contrary, this Agreement may also be terminated upon written notice by either Party if the other Party’s actions under this Agreement violate any applicable Laws, including any anti-bribery or data protection or data privacy laws, then non-defaulting Party may terminate this Agreement immediately upon written notice to the defaulting Party, without judicial resolution.

20.10Force Majeure.  If any Force Majeure Event as described in Section 21.2.23 shall continue for more than [**] which materially interferes with a Party’s ability to perform this Agreement, then either Party shall have the right to terminate the part of this Agreement, upon not less than three months’ written notice to the other.

20.11Effects of Termination.  With respect to termination of this Agreement, the Parties shall be obligated as follows:

20.11.1In the event this Agreement is terminated by MSD pursuant to any provision of this Agreement other than Sections 20.2, 20.3, 20.5, 20.8 or 20.10, Distributor shall:

(a)immediately cease all Distribution Activities;

(b)immediately cease all Promotion including any promotion and marketing activities as well as any physician promoting and marketing activity unless otherwise agreed to by MSD in writing, with respect to the Products in the Territory unless otherwise approved by MSD; and

(c)promptly, in respect of any expired Products and all Products remaining unsold at the effective date of such termination, destroy such Products at its cost.  Distributor shall (i) arrange for the destruction of the Products in compliance with all applicable Laws and such destruction shall be carried out at a facility or facilities licensed by the applicable Agency in the Territory, (ii) permit MSD or its representative to be present at such destruction and (iii) provide MSD a certificate certifying the legal destruction of such Products; the certificate shall be supported by a detailed listing of the Products and quantities destroyed.

20.11.2In the event this Agreement is terminated by MSD pursuant to Section 20.2, MSD shall pay to Distributor an amount equal to (i) the Supply Price of the initial inventory of the Products purchased to enable it to commence Distribution of the Products less (ii) MSD’s cost of goods sold for such inventory, as determined by MSD in accordance with its standard accounting practices, and Distributor shall:

(a)immediately cease all Distribution Activities;

(b)immediately cease all Promotion including any promotion and marketing activities as well as any physician promoting and marketing activity unless otherwise agreed to by MSD in writing, with respect to the Products in the Territory unless otherwise approved by MSD; and

(c)promptly in respect of all Products purchased by Distributor, destroy such Products at its cost.  Distributor shall (i) arrange for the destruction of the Products in compliance with all applicable Laws and such destruction shall be carried out at a facility or facilities licensed by the applicable Agency in the Territory, (ii) permit MSD or its representative to be present at such destruction and (iii) provide MSD a certificate certifying the legal destruction of such Products; the certificate shall be supported by a detailed listing of the Products and quantities destroyed.

20.11.3In the event this Agreement is terminated by MSD pursuant to any of Sections 20.3, 20.5 or 20.8, MSD at its election in its sole discretion, shall either (i) repurchase all unsold inventory of Products in Distributor’s, its Affiliates or its approved subcontractors’ possession at the time MSD’s notice of termination is delivered to Distributor (the “Unsold Inventory”) at the Supply Price paid by Distributor for such inventory or (ii) permit Distributor to continue Distribution Activities and Promotion for the Products until Distributor shall have sold all of the Unsold Inventory or it shall have reached its expiry, but in no event more than [**] after the time of MSD’s notice of termination (such period being referred to the “Wind-Down Period”) and Distributor shall:

(a)cease all Distribution Activities either immediately upon the effective date of such termination or at the end of the Wind-Down Period, as appropriate;

(b)cease all Promotion including any promotion and marketing activities as well as any physician promoting and marketing activity either immediately upon the effective date of such termination or at the end of the Wind-Down Period, as appropriate; and

(c)promptly, in respect of any expired Products and all Products remaining unsold at the effective date of such termination, or at the end of the Wind-Down Period, as appropriate, destroy such Products at its cost.  Distributor shall (i) arrange for the destruction of the Products in compliance with all applicable Laws and such destruction shall be carried out at a facility or facilities licensed by the applicable Agency in the Territory, (ii) permit MSD or its representative to be present at such destruction and (iii) provide MSD a certificate certifying the legal destruction of such Products; the certificate shall be supported by a detailed listing of the Products and quantities destroyed.

20.11.4In the event this Agreement is terminated by Distributor pursuant to any of Sections 17.1.10, 20.6, 20.7, 20.8 or 20.9 or Schedule 8.1.1 or by either Party pursuant to Section 20.10, if Distributor has any remaining unexpired stock of the Products left as at the date of the termination of this Agreement, MSD may at its discretion elect to buy back the stock of unexpired Products at the Supply Price or permit Distributor to sell such stock in the Territory as a non-exclusive distributor of the Products for a period of [**] from the effective date of termination or until Distributor has depleted all such remaining stock, whichever is earlier.  At the end of such [**] period all remaining stock, if any, will be destroyed by Distributor at its own cost with written certification of destruction provided to MSD.

20.11.5Each Party, in accordance with Articles 14 and 16, shall continue to respect and preserve the confidentiality of all Confidential Information of the other and its respective Affiliates which may come into the possession of such Party during the Term of this Agreement.  Upon termination of this Agreement, each Party shall (at the request of the other Party) promptly return or destroy with written confirmation all documents or records containing the other Party’s Confidential Information to the other Party.

20.11.6All Tender sales and committed sales contracts (i.e. hospital and local business orders where a failure to supply will have the result of a financial penalty) which have been agreed in writing in advance by MSD will be novated to MSD or its Affiliate or MSD’s newly appointed distributor if and to the extent so requested by MSD.

20.11.7Unless explicitly agreed by both Parties in writing and except in case of termination due to a breach, upon the termination or expiration of this Agreement in accordance with its terms, neither Party shall be entitled to claim any indemnity, reimbursement, damages, losses or compensation of any kind arising out of or in connection with such termination.  The foregoing waiver shall include claims for alleged losses of clientele, goodwill, loss of profits on anticipated sales or the like, and neither Party nor its Affiliates shall have any liability for losses or damages which might result from such termination of this Agreement.  In addition, each Party waives any statutory amount which may be allowable or imposed for such termination, whether as liquidated damages or under any other statutory or regulatory authority.  Each Party acknowledges that it has decided, and shall continue to decide, on all investments, expenditures and commitments in full awareness of the possibility of losses or damages resulting from termination of this Agreement, and is willing to bear the risk thereof.

20.12Payment of Outstanding Amounts; Accrued Rights: No Further Liabilities.  Upon expiration or termination of this Agreement, Distributor and MSD shall promptly settle all outstanding invoices and other monies owed to the other pursuant to this Agreement.  The termination or expiration of this Agreement shall not affect the rights and obligations of the Parties accruing prior to such termination or expiration.

20.13Survival.  The terms, provisions, representations and warranties contained in this Agreement that by their sense and context are intended to survive the performance thereof by either Party or both Parties hereunder (including in Sections 5.4, 5.6.2, 5.6.5, 5.6.6, 8.1.5, 8.1.11, 8.2.2, 8.2.3, 9.3, 10.1, 10.2.3, 10.2.4, 10.2.5, 10.2.7, 10.2.14, 10.2.16, 10.3, 10.4, 10.5, 12.6, 17.1.7, 17.2, 20.11, 20.12 and 20.13 and Articles 11, 12, 13, 14, 15, 16, 19 and 21) shall so survive the completion of performance, expiration or termination of this Agreement.

21.General Provisions

21.1Non-Solicitation Of Employees.

21.1.1During the Term of this Agreement and for a period of [**] thereafter, unless otherwise agreed in writing, each Party shall not and shall also cause its Affiliates not to, purposefully, directly or indirectly through Third Parties, hire, try to hire or enter into any kind of employment relationship with or entice away any employees of the other Party or its Affiliates in the Territory with whom it became acquainted in connection with the implementation of this Agreement.  Without limitation to the generality of the foregoing, such obligation shall apply in particular to sales and service personnel of the other Party or its Affiliates involved in the Promotion of the Products.  All the foregoing prohibitions shall not apply in case of a Party’s placement of an advertisement in general circulation for the recruitment of employees not specifically directed to the other Party’s employees.

21.1.2If either Party breaches this Section 21.1, the breaching Party shall pay to the other Party liquidated damages equal to the amount of the annual gross salary of the respective employee or employees.  The Parties shall also be entitled to specific performance and injunctive relief, as well as to further damages as remedies for any such breach.  Payment of any liquidated damages does not release either Party from their respective obligations under this Section 21.1.

21.2Independent Contractor.

21.2.1In the performance of MSD’s obligations under this Agreement, MSD shall at all times act as and be deemed an independent contractor.  Nothing in this Agreement shall be construed to render MSD or any of its employees, agents, or officers, as an employee, joint venture, agent, or partner of Distributor.  MSD is not authorized to assume or create any obligations or responsibilities, express or implied, on behalf of or in the name of Distributor.  It is understood that the employees, methods, facilities, and equipment of MSD shall at all times be under MSD’s exclusive direction and control.

21.2.2In the performance of Distributor’s obligations under this Agreement, Distributor shall at all times act as and be deemed an independent contractor.  Nothing in this Agreement shall be construed to render Distributor or any of its employees, agents, or officers, as an employee, joint venture, agent, or partner of MSD.  Distributor is not authorized to assume or create any obligations or responsibilities, express or implied, on behalf of or in the name of MSD.  It is understood that the employees, methods, facilities, and equipment of Distributor shall at all times be under Distributor’s exclusive direction and control.

21.3Force Majeure.  No Party shall be liable for a failure or delay in performing any of its obligations under this Agreement (except for the payment of money) if, but only to the extent that, such failure or delay is due to causes beyond the reasonable control of the affected Party, including: (1) acts of God; (2) fire or explosion (except to the extent caused by the negligence or willful misconduct of the affected Party); (3) unusually severe weather; (4) war, invasion, riot or other civil unrest; (5) governmental laws, orders, restrictions, actions, embargoes, or blockages; (6) national or regional emergency; (7) injunctions, strikes, lockouts, labor trouble, or other industrial disturbances; and (8) shortage of supply of non-commodity materials on a global basis (each, a “Force Majeure Event”); provided that the Party affected shall promptly notify the other of the Force Majeure Event and shall exert reasonable efforts to eliminate, cure, or overcome any such causes and to resume performance of its obligations as soon as practicable.

21.4Governing Law; Jurisdiction.

21.4.1This Agreement shall be construed and governed under and in accordance with the laws of the State of New Jersey, without giving effect to the principle of conflict of laws thereof.

21.4.2The Parties agree that any action, suit or proceeding to enforce the rights of either Party under this Agreement or otherwise arising out of this Agreement shall be brought in state or federal courts located in the State of New Jersey having jurisdiction over the subject matter and the Parties (in each case, except to the extent that an alternate method of resolution is specified in other sections of this Agreement).

21.4.3Subject to Section 21.4.2, in any action, suit or proceeding to enforce the rights of either Party under this Agreement or otherwise arising out of this Agreement, each Party, by execution and delivery of this Agreement, expressly and irrevocably consents to the service of any complaint, summons, notice or other process relating to any such action, suit or proceeding by delivery thereof to it by hand or by any other manner provided for in Section 21.8.  IN ADDITION, EACH PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES ANY CLAIM OR DEFENSE IN ANY SUCH PROCEEDING BASED ON ANY ALLEGED LACK OF PERSONAL JURISDICTION, IMPROPER VENUE, FORUM NON CONVENIENS OR ANY SIMILAR DOCTRINE OR THEORY.  EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

21.5Dispute Resolution.  Any dispute arising out of or relating to this Agreement (“Dispute”) shall be resolved in accordance with the procedures specified in this Section 21.5, which shall be the sole and exclusive procedures for the resolution of any such Disputes.

21.5.1The Parties shall attempt in good faith to resolve any Dispute promptly by negotiation between executives who have authority to settle the controversy and who are at a higher level of management than the persons with direct responsibility for administration of this Agreement.  Any Party may give the other Party written notice of any Dispute not resolved in the normal course of business. Within [**] from the date of delivery of such notice, the receiving Party shall submit to the other Party a written response. The notice and response shall include (A) a statement of that Party's position and a summary of arguments supporting that position, and (B) the name and title of the executive who will represent that Party and of any other person who will accompany the executive.  Within [**] from the date of delivery of the initial notice, the designated executives of both Parties shall meet at a mutually acceptable time and place including by telephone or video conference if mutually agreed, and thereafter as often as they reasonably deem necessary, to attempt to resolve the Dispute. All reasonable requests for information made by one Party to the other Party shall be honored.  All negotiations pursuant to this paragraph are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

21.5.2If the Dispute has not been resolved by negotiation as provided herein within [**] from the date of the initial meeting of the executives provided for above, then, subject to the provisions of Section 21.4, either Party may institute litigation to resolve such Dispute.

21.6Assignment.  This Agreement may not be assigned, in whole or in part, whether by operating of law or otherwise (however structured, including by Change of Control or otherwise) without the prior written consent of the other Party; provided, however, that each Party shall have the right, without the prior consent of the other Party, to assign this Agreement, in whole or in part, to any Affiliate of such Party.  In addition to the foregoing, MSD shall be entitled to assign the rights and obligations (including by operation of law, judicial process or otherwise) to this Agreement, in whole or in part, (i) to any party in connection with any reorganization, divestiture or other restructuring of its business or product portfolio, or (ii) to any purchaser or other acquiror of any of MSD’s or its Affiliates’ products or operations to which this Agreement relates or any successor to MSD’s business or operations or any portion thereof without prior notice to or consent from Distributor.

21.6.1Any permitted assignee shall assume all obligations of its assignor under this Agreement.  No assignment shall relieve any Party of responsibility for the performance of any accrued obligation which such Party has hereunder as of the time of such assignment.  Any other attempted assignment of this Agreement in violation of this Section 21.6 shall be null and void.

21.6.2The terms and conditions of this Agreement shall be binding upon, and shall inure to the benefit of, the Parties hereto and their respective successors and permitted assigns.

21.7Severability.  If any provision of this Agreement is found invalid or unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall continue in full force and effect.  The Parties shall negotiate in good faith to substitute a valid, legal, and enforceable provision that reflects the intent of such invalid or unenforceable provision.

21.8Notices.

21.8.1The term “notice” as used throughout this Agreement, shall mean written notice, except where specifically provided herein to the contrary.  Notice shall be delivered by (1) certified mail, return receipt requested (or the equivalent); (2) hand delivery with receipt acknowledged; or (3) overnight courier service that provides a delivery receipt.  Notices shall be delivered to the following addresses or to such other address or person as a Party may specify by notice given in accordance with this Section 21.8.1.

If to MSD:

Merck Sharpe & Dohme Corp.
351 North Sumneytown Pike
North Wales, PA 19454
Attention: President, HH-US Market

With a copy to:

Merck Sharpe & Dohme Corp.
2000 Galloping Hill Rd.
Kenilworth, NJ 07033
Attention: Corporate Development

If to Supplier:

Merck Sharpe & Dohme Corp.
351 North Sumneytown Pike
North Wales, PA 19454
Attention: President, HH-US Market

With a copy to:

Merck Sharpe & Dohme Corp.
2000 Galloping Hill Rd.
Kenilworth, NJ 07033
Attention: Head, Corporate Alliance Management

If to Distributor:

Nabriva Therapeutics Ireland DAC

Alexandra House, Office 225/227, The Sweepstakes, Ballsbridge,

Dublin 4, D04 C7H2, Ireland

Attention:  Gary Sender, Director

With a copy to:

Nabriva Therapeutics US, Inc.

1000 Continental Drive, Suite 600

King of Prussia, PA 19406

Attention:  General Counsel

21.8.2Notice given in accordance with this Section 21.8.1 shall be deemed delivered when received, or upon refusal of receipt.

21.9Cumulative Remedies.  Except as otherwise expressly set forth herein, no remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy available under the terms of this Agreement or otherwise available at law or in equity.

21.10Entire Agreement/Amendments; Conflicts.

21.10.1This Agreement, together with all attachments hereto, constitutes the entire agreement between the Parties hereto and shall supersede and take the place of any and all agreements, documents, minutes of meetings, or letters concerning the subject matter hereof that may, prior to the Effective Date, be in existence.  Furthermore, this Agreement shall supersede any and all pre-printed terms on any orders, invoices, and other related documents and any and all orders issued by Distributor (or any of its Affiliates).  This Agreement may only be amended by a statement in writing to that effect signed by duly authorized representatives of Distributor and MSD.

21.10.2The intent of this Agreement is to include items necessary for the proper execution and completion of the performance under this Agreement.  The documents comprised by this Agreement are complementary, and what is required by any one shall be as binding as if required by all.

21.11Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall for all purposes be deemed an original and all of which together shall constitute one and the same instrument.  In addition, this Agreement may be executed by facsimile or “PDF” and such facsimile or “PDF” signature shall be deemed to be an original.  In addition, the Parties may execute this Agreement electronically using digital signatures.

21.12Headings.  The headings assigned to the Articles and Sections of this Agreement are for convenience only and shall not limit the scope and applicability of the Articles and Sections.

21.13Non-Waiver.  Any Party’s failure to enforce any of the terms or conditions herein or to exercise any right or privilege pursuant hereto, or any Party’s waiver of any breach under this Agreement, shall not be construed to be a waiver of any other terms, conditions, or privileges, whether of a similar or different type.

21.14Further Assurances.  Each Party agrees to execute such further papers, agreements, documents, instruments and the like as may be necessary or desirable to effect the purpose of this Agreement and to carry out its provisions.

21.15U.N. Convention On International Sale Of Goods.  The Parties hereby expressly agree that the U.N. Convention on International Sales of Goods shall not apply.

21.16English Language.  If there exist versions of this Agreement, or any Schedules, Attachments, or Orders, or any amendments hereto or thereto, in any language other than English, the binding version of all of the foregoing shall be the English version, except as otherwise required by the Laws.  All notices and other written documentation provided by a Party to the other Party under this Agreement shall be in English, unless otherwise agreed to by the Parties.

21.17Review By Legal Counsel.  Each of the Parties agrees that it has read and had the opportunity to review this Agreement with its legal counsel.  Accordingly, the rule of construction that any ambiguity contained in this Agreement shall be construed against the drafting Party shall not apply.

21.18Third Party Beneficiaries.  Nothing in this Agreement, express or implied, is intended to confer upon any Third Party, any rights, remedies, obligations or liabilities.

21.19Interpretation.  In this Agreement, unless otherwise specified, (i) “includes” and “including” and words of similar import shall mean includes and including without limitation; (ii) words denoting any gender shall include all genders; (iii) words denoting the singular shall include the plural and vice versa; (iv) the Exhibits, Schedules and other attachments form part of the operative provision of this Agreement and references to this Agreement shall, unless the context otherwise requires, include references to the Exhibits, Schedules and attachments; (v)  the word “or” is disjunctive but not necessarily exclusive; (vi) references to “Articles”, “Sections” and “subsections” in this Agreement shall be to Articles, Sections and subsections respectively, of this Agreement unless otherwise specifically provided; and (vii) references to any Articles or Sections include Sections and subsections that are part of the reference Article or Section (e.g., a section numbered “Section 2.2(a)” would be part of “Section 2.2”, and references to “Article 2” or “Section 2.2” would refer to material contained in the subsection described as “Section 2.2(a)”).  Words and abbreviations that have known or technical trade meanings are used in this Agreement in accordance with such recognized meanings.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the day and year first above written.

MSD INTERNATIONAL GMBH	NABRIVA THERAPEUTICS IRELAND DESIGNATED ACTIVITY COMPANY

By:__/s/ Franz Escherich_____________	By:__/s/ Gary Sender______________
Name: Escherich, Franz	Name: Gary Sender
Title: Director	Title: Director

MERCK SHARP & DOHME CORP.

By:__/s/ Riad El-Dada__________________
Name: Riad El-Dada
Title: President US Human Health

Schedule 7.1

to Sales Promotion and Distribution Agreement

Supply Prices

Supply price for Product (the “Supply Price”) shall be as set forth on or determined from this Schedule 7.1.

Initial Supply Price, Other Than Samples:

The Supply Price from MSD’s availability of Product, no later than the end of the Transition Period, to December 31, 2021 is set forth in the following table:

Product Format:	Supply Price:
Tablet Blister Product	$[**] per Tablet Blister Product (6-count package equivalent)
Tablet Bottle Product	$[**] per Tablet Bottle Product (30-count package equivalent)
Injection Product	$[**] per Injection Product

Follow-on Supply Price Calculation, Other Than Samples:

The Supply Price after December 31, 2021, including any subsequent Extension Terms, shall be determined as follows:

Tier 1

•

For the total of Tablet Blister Product and Tablet Bottle Product sold in each Calendar Year from one tablet up to and including [**] tablets, the Supply Price shall be $[**] per Tablet Blister Product and $[**] per Tablet Bottle Product.  For purpose of clarity, [**] tablets packaged in blister packs equal [**] Tablet Blister Product units and [**] tablets packaged in bottles equal [**] Tablet Bottle Product units.

•	For Injection Product sold in each Calendar Year from one single-dose vial up to and including [**] single-dose vials, the Supply Price shall be $[**] per Injection Product.

Tier 2

•

For the total of Tablet Blister Product and Tablet Bottle Product sold in each Calendar Year in excess of [**] tablets, the Supply Price shall be $[**] per Tablet Blister Product and $[**] per Tablet Bottle Product.

•	For Injection Product sold in each Calendar Year or pro-rated Calendar Year in excess of [**] single-dose vials, the Supply Price shall be $[**] per Injection Product.

The Supply Price in either Supply Price Tier may be adjusted by MSD for each Calendar Year thereafter during the Term based upon [**].

Supply Price for Samples

[**].